Exhibit 10.5
MASTER LEASE AGREEMENT (I)
Between
LTC PROPERTIES, INC. AND TEXAS-LTC LIMITED PARTNERSHIP
as Lessor
and
ASSISTED LIVING CONCEPTS, INC. AND
EXTENDICARE HEALTH SERVICES, INC.
as Lessee
Dated: January 31, 2005

MASTER LEASE AGREEMENT
     THIS MASTER LEASE AGREEMENT (this “Lease”) is made effective as of January 31, 2005, by and between LTC PROPERTIES, INC., a Maryland corporation and TEXAS-LTC LIMITED PARTNERSHIP, a Texas limited partnership (collectively, “Lessor”), on the one hand, and ASSISTED LIVING CONCEPTS, INC. (“ALC”), a Nevada corporation and EXTENDICARE HEALTH SERVICES, INC. (“Extendicare”), a Delaware corporation (collectively, “Lessee”), on the other, subject to the terms, conditions and contingencies set forth below.
RECITALS
     WHEREAS, Lessor owns eighteen (18) assisted living facilities (as more particularly defined below, the “Facilities”), and desires to lease them to Lessee pursuant to the terms and conditions of this Lease; and
     WHEREAS, the parties entered into a Memorandum of Understanding dated January 31, 2005, in which the parties agreed (1) to resolve disputes under existing leases between the Lessor, ALC and Carriage House Assisted Living, Inc., (2) to enter into this Lease, as well as an additional master lease for nineteen (19) other assisted living facilities (together, the “Master Leases”), to amend, restate, supercede and replace all existing leases between the parties, and (3) to include certain terms in the Master Leases; and
     WHEREAS it the parties’ intention to set forth their respective covenants and obligations in a single agreement, not merely as matter of convenience, but because the leasing of all eighteen (18) Facilities as an inseparable unit is a special and essential inducement to Lessor to enter into this transaction, and but for the leasing of all eighteen (18) Facilities together as an inseparable whole, Lessor would not have entered into this Lease; and
     WHEREAS the parties agree and acknowledge that the amount set forth as Minimum Rent (defined below) is calculated on the basis of leasing of all eighteen (18) Facilities together as a single, inseparable group and is non-allocable among the eighteen (18) Facilities, and that it would be impossible to allocate to any one or more of the Facilities a divisible portion of the Minimum Rent.
     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and mutuality of which are hereby acknowledged, it is agreed as follows:
ARTICLE I
          1.1. Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee, and Lessee rents or hires from Lessor all of the following (the “Leased Property”):
(i)	The real property particularly described in Exhibit “A” (the “Land”);

(ii)	All of buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and offsite), parking areas and roadways appurtenant to such buildings and structures presently situated upon the Land, including without limitation the Facilities (as defined below) (collectively, the “Leased Improvements”);

(iii)	the easements, rights and appurtenances relating to the Land and the Leased Improvements;

(iv)	the permanently affixed equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with, or permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Lessee’s Personal Property as defined in Article II below (collectively the “Fixtures”); and

(v)	All of its right, title and interest in and to personal tangible and intangible property including all components thereof, owned by Lessor and now and hereafter located in, on or used in connection with the Leased Improvements.
     The Leased Property is demised subject to all covenants, conditions, restrictions, easements and all other matters affecting title, whether or not of record, the conditions and limitations expressly set forth herein, and any and all matters created by or known to Lessee.
          1.2. Term. The initial term of this Lease shall commence on January 1, 2005 (“Commencement Date”) and shall expire (if not sooner terminated under the terms of this Lease) at midnight (California time) on December 31, 2014 (the “Initial Term”). Lessee has the right to extend the term of this Lease, at Lessee’s option, as provided in Article XXXIV below, and the Initial Term plus all validly exercised options to extend, if any, shall be referred to herein as the “Term.”

ARTICLE II
     2. Definitions. For all purposes of this Lease, except as otherwise expressly provided, (i) the terms defined in this Article II have the meanings assigned to them in this Article II and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles at the time applicable, and (iii) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision:
     Additional Charges. As defined in Article III.
     Affiliate. When used with respect to any corporation, the term “Affiliate” shall mean any person which, directly or indirectly, controls or is controlled by or is under common control with such corporation. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests. For the purposes of this definition, “person” shall mean any natural person, trust, partnership, corporation, joint venture or other legal entity.
     ALC. As defined in the Preamble.
     Annual Operating Statement. As defined in Section 24.3.
     Business Day. Each Monday, Tuesday, Wednesday, Thursday and Friday, which is not a day on which national banks in the City of Los Angeles, California, are authorized, or obligated, by law or executive order, to close.
     Change of Control. As defined in Article XVIII below.
     Change of Control Notice. As defined in Article XVIII below.
     Claims. As defined in Article XII.
     Competing Facility. As defined in Section 7.3.1.
     Consolidated Financials. For any Fiscal Year or other accounting period for Extendicare and its consolidated subsidiaries, statements of earnings and retained earnings and of changes in financial position for such period and the related balance sheet as of the end of such period, together with the notes thereto, all audited by a certified public accountant and in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year, and prepared in accordance with generally accepted accounting principles.

     Consolidated Net Worth. At any time, the sum of the following for Extendicare and its consolidated subsidiaries, on a consolidated basis determined in accordance with generally accepted accounting principles:
          (1) the amount of capital or stated capital (after deducting the cost of any shares held in its treasury), plus
          (2) the amount of capital surplus and retained earnings (or, in the case of a capital or retained earnings deficit, minus the amount of such deficit), minus
          (3) the sum of the following (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings): (a) unamortized debt discount and expense; and (b) any write-up in the book value of assets resulting from a revaluation thereof subsequent to the most recent Consolidated Financials prior to the date thereof, except (i) any net write-up in value of foreign currency in accordance with generally accepted accounting principles; and (ii) any write-up resulting from a reversal of a reserve for bad debts or depreciation and any write-up resulting from a change in methods of accounting for inventory.
     Code. The Internal Revenue Code of 1986, as amended.
     Commencement Date. As defined in Article I.
     CPI. As defined in Section 34.1.1.
     Encumbrance. As defined in Article XXXII.
     Escalation Date. As defined in Article III.
     Event of Default. As defined in Article XVI.
     Extended Term. As defined in Article XXXIV.
     Extendicare. As defined in the Preamble
     Facilities. Collectively, the eighteen (18) assisted living facilities are located at the following common addresses with the following number of units:

House		Number
Name	Address	of Units
Maurice	1719 W Main Street, Millville, NJ	39
Reed	2506 Third Avenue, N. Denison, IA	35
Annabelle	917 Ustick Road, Caldwell, ID	35
Clearwater	715 W. Comstock, Nampa, ID	39
Sylvan	660 W. Honeysuckle Avenue, Hayden, ID	39
Warren	1301 Bennett Street, Burley, ID	35
Caldwell	2900 Corporate Drive, Troy, OH	39
River Bend	900 Pirate Drive, Wheelersburg, OH	39

House		Number
Name	Address	of Units
Seneca	781 E. County Road 50, Tiffin, OH	35
Chestnut	1065 Johnson Avenue, Newark, OH	39
Rutherford	805 Buchanan Street, Fremont, OH	39
Angelina	211 Philip Street, Jacksonville, TX	39
Harrison	6400 Jack Finney Blvd, Greenville, TX	41
Lakeland	213 Cayuga Drive, Athens, TX	38
Neches	406 Gobblers Knob Road, Lufkin, TX	39
Oakwood	2907 Victory Drive, Marshall, TX	40
Alpine	2104 Alpine Road, Longview, TX	30
Arbor	1525 Archer City Highway, S. Wichita Falls, TX	50
     Facility. As the context requires, any one of the Facilities.
     Facility Encumbrances. As defined in Article XXXIII hereof.
     Facility Mortgage. As defined in Article XIII.
     Facility Mortgagee. As defined in Article XIII.
     Fair Market Rent. As defined in Exhibit C.
     Fiscal Year. The twelve (12) month period from January 1 through December 31 of the same calendar year (as prorated for any partial Fiscal Year during the Term).
     Fixtures. As defined in Article I.
     GAAP. As defined in Article XVIII.
     Ground Lease. As defined in Section 36.18.
     Ground Lessor. As defined in Section 36.18.
     Impositions. Collectively, all taxes (including, without limitation, all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Lessee or its business conducted upon the Leased Property), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), ground rents, water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental or public charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Lessee (including all interest and penalties thereon due to any failure in payment by Lessee), and all increases in all the above from any cause whatsoever, including reassessment, which at any time prior to, during or in respect of the Term may be assessed or imposed on or in respect of or be a lien upon (a) Lessor’s interest in the Leased Property, (b) the Leased Property or any part thereof, or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof by Lessee. Provided, however, nothing contained in this Lease shall be construed to require Lessee to pay (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Lessor, or (2) any transfer, or net revenue tax of Lessor, except as provided in Article XXXIII, or (3) any income or capital gain tax imposed with respect to the sale, exchange or other disposition by Lessor of any Leased Property or the proceeds thereof, or (4) any single business, gross receipts (other than a tax on any rent received by Lessor from Lessee), transaction, privilege, rent or similar taxes as the same relate to or are imposed upon Lessor, and are unrelated to the Leased Property.
     Initial Fixed Amount Increase. As defined in Exhibit D.
     Initial Term. As defined in Article I.
     Insurance Requirements. All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.
     Land. As defined in Article I.
     Lease. As defined in the Preamble.
     Lease Year. Each twelve (12) month period from January 1 in a calendar year to December 31 in the same calendar year.
     Leased Improvements. As defined in Article I.
     Leased Property. As defined in Article I.
     Legal Requirements. All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting either the Leased Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Leased Property, or (ii) in any way affect the use and enjoyment thereof, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments (whether or not of record) or otherwise known to Lessee, at any time in force affecting the Leased Property.
     Lessee. As defined in the Preamble.
     Lessee’s Personal Property. All machinery, equipment, furniture, furnishings, movable walls or partitions, computers or trade fixtures or other personal property, and consumable inventory/and supplies, used in Lessee’s business on the Leased Property, including without limitation, all items of furniture, furnishings, equipment, supplies and inventory, except items (i) included within the definition of Fixtures; and (ii) personal property described in Section 1.1(v), above.

     Lessor. As defined in the Preamble.
     Master Leases. Those two Master Leases as defined by Section 1.2 of the Memorandum of Understanding attached hereto as Exhibit D.
     Memorandum of Understanding. That Memorandum of Understanding dated January 31, 2005 by and among Lessor and Lessee and attached hereto as Exhibit D.
     Merger Agreement. That Plan of Merger and Acquisition Agreement dated November 4, 2004 among Extendicare; Alpha Acquisition, Inc. and ALC; such merger being effective January 31, 2005.
     Minimum Rent. As defined in Section 3.1.
     Notice. A notice given pursuant to Article XXXI hereof.
     Occupancy Information. As defined in Section 24.3.
     Officer’s Certificate. As defined in Section 24.3.
     Payment Date. Any due date for the payment of the installments of Minimum Rent.
     Periodic Operating Statement. As defined in Section 24.3.
     Primary Intended Use. As defined in Section 7.2.2.
     Rent. Any monetary obligations owing under this Lease, including, without limitation, Minimum Rent and Additional Charges.
     Qualifying Substitute Facility. As defined in Article XXXIII hereof.
     Substitute Facility. As defined in Article XXXIII hereof.
     Substituted Facility. As defined in Article XXXIII hereof.
     Substitution Notice. As defined in Article XXXIII hereof.
     Term. As defined in Section 1.2 above.
     Unsuitable for its Primary Intended Use. A state or condition of any Facility such that by reason of damage or destruction, or a partial taking by Condemnation in the good faith judgment of Lessor and Lessee, reasonably exercised, such Facility cannot be operated on a commercially practicable basis for its Primary Intended Use taking into account, among other relevant factors, the number of usable units affected by such damage or destruction or partial Condemnation.
     Unavoidable Delays. Delays due to strikes, lock-outs, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto.
     The above may not include all the definitions to be used in this Lease. Various definitions are included in the Sections below.
ARTICLE III
          3.1. Minimum Rent. Lessee will pay to Lessor in lawful money of the United States of America which shall be legal tender for the payment of public and private debts at Lessor’s address set forth in Article XXXI or at such other place or to such other person, firms or corporations as Lessor from time to time may designate in a Notice, monthly rental payments on or before the first Business Day of each calendar month of the Term (“Minimum Rent”). If necessary, Minimum Rent shall be prorated for any partial month at the beginning or end of the Term.
     3.1.1 Initial Term. Commencing on the Commencement Date, and through the first four calendar years of the Initial Term, annual Minimum Rent shall be $4,500,000; $4,660,000; $4,823,200; and $4,989,664, respectively, payable in equal monthly installments of $375,000.00; $388,333.33; $401,933.33 and $415,805.33 respectively, each (unless modified pursuant to Article XXXV). On January 1, 2009, and on each January 1 thereafter for the duration of the Initial Term, (in each instance, an “Escalation Date”), Minimum Rent shall increase by the product of the Minimum Rent for the Lease Year immediately preceding the Escalation Date, multiplied by two percent (2%) (unless modified pursuant to Article XXXV).
     3.1.2 Extended Terms. The Minimum Rent during any Extended Term shall be as stated in Article XXXIV below.
          3.2. Additional Charges. In addition to Minimum Rent, (1) Lessee, subject to its rights under Article XII, will also pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions which Lessee assumes or agrees to pay under this Lease, including but not limited to those set forth in Articles IX and XIII, below, and (2) in the event of any failure on the part of Lessee to pay any of those items referred to in clause (1) above, Lessee will also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (1) and (2) above being referred to herein collectively as the “Additional Charges)”, and Lessor shall have all legal equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of nonpayment of the Additional Charges. If any elements of Additional Charges are not be paid within five (5) Business Days after due (after taking into account applicable time periods during which Lessee may contest the Additional Charges under Article XII), Lessee will pay Lessor on demand, as Additional Charges, a late charge (to the extent permitted by law) in the amount of five percent (5%) of the amount of the unpaid Additional Charges. To the extent that Lessee pays any Additional Charges directly to Lessor (as opposed to the applicable third party payee) pursuant to any requirement of this Lease,

Lessee shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due.
          3.3. Net Lease. Notwithstanding any provisions in this Lease to the contrary, Minimum Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the full amount of the installments of Minimum Rent throughout the Term, all as more fully set forth in Articles IV, IX and XIII, and other provisions of this Lease.
          3.4. Non-Allocable Minimum Rent. Notwithstanding any language contained in this Lease to the contrary, the parties agree and acknowledge that the amount set forth as Minimum Rent is calculated on the basis of leasing of all eighteen (18) Facilities together as a single, inseparable group and is non-allocable among the eighteen (18) Facilities. Further notwithstanding any language contained in this Lease to the contrary, the parties further agree and acknowledge that it would be impossible to allocate to any one or more of the Facilities a divisible portion of the Minimum Rent. Further notwithstanding any language contained in this Lease to the contrary, Lessee agrees and acknowledges that the leasing of the eighteen (18) Facilities as an inseparable whole was accepted by Lessor as a special and essential inducement to enter into this transaction, and but for Lessee’s agreement to lease all eighteen (18) Facilities as an inseparable whole, Lessor would not have entered into this Lease.
          3.5 Late Charge. LESSEE HEREBY ACKNOWLEDGES THAT LATE PAYMENT BY LESSEE TO LESSOR OF RENT (INCLUDING WITHOUT LIMITATION MINIMUM RENT) WILL CAUSE LESSOR TO INCUR COSTS NOT CONTEMPLATED BY THIS LEASE, THE EXACT AMOUNT OF WHICH WILL BE EXTREMELY DIFFICULT TO ASCERTAIN. SUCH COSTS INCLUDE, BUT ARE NOT LIMITED TO, PROCESSING AND ACCOUNTING CHARGES. ACCORDINGLY, IF ANY INSTALLMENT OF RENT SHALL NOT BE RECEIVED BY LESSOR WITHIN FIVE (5) BUSINESS DAYS AFTER SUCH AMOUNT SHALL BE DUE, THEN WITHOUT ANY REQUIREMENT FOR NOTICE TO LESSEE, LESSEE SHALL PAY TO LESSOR A LATE CHARGE EQUAL TO FIVE PERCENT (5%) OF SUCH OVERDUE AMOUNT. THE PARTIES HEREBY AGREE THAT SUCH LATE CHARGE REPRESENTS A FAIR AND REASONABLE ESTIMATE OF THE COSTS LESSOR WILL INCUR BY REASON OF LATE PAYMENT BY LESSEE. ACCEPTANCE OF SUCH LATE CHARGE BY LESSOR SHALL IN NO EVENT CONSTITUTE A WAIVER OF LESSEE’S DEFAULT OR BREACH WITH RESPECT TO ANY UNPAID OVERDUE AMOUNTS, NOR PREVENT LESSOR FROM EXERCISING ANY OF THE OTHER RIGHTS AND REMEDIES GRANTED UNDER THIS LEASE, AT LAW OR IN EQUITY. NOTWITHSTANDING THE FOREGOING, HOWEVER, THE ABOVE-REFERENCED LATE CHARGE SHALL NOT BE IMPOSED ON ADDITIONAL PAYMENTS SO LONG AS LESSEE IS CONTESTING SUCH ADDITIONAL PAYMENTS IN ACCORDANCE WITH ARTICLE XII BELOW.
INITIAL:    Lessor                                               Lessee

ARTICLE IV
          4.1. Payment of Impositions. Subject to Article XII relating to permitted contests, during the Term Lessee will pay, or cause to be paid, all Impositions, before any fine, penalty, interest or cost may be added for non-payment. Lessee, at its expense, shall, to the extent required or permitted by Legal Requirements, prepare and file all tax returns and reports in respect of any Imposition as may be required by governmental authorities. Any refund due from any taxing authority in respect of any Imposition shall be paid over to or retained by Lessee provided no Event of Default then exists, but if an Event of Default has occurred and is continuing, such refund shall be paid over to Lessor, and Lessee hereby authorizes Lessor to accept any such refunds directly, and hereby authorizes any such taxing authority to pay such amounts directly to Lessor upon receipt of written instructions to do so together with a statement by Lessor that an Event of Default has occurred and is continuing. Any such funds retained by Lessor due to an Event of Default shall be applied as provided in Article XVI. Lessor and Lessee shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event governmental authorities classify any property covered by this Lease as personal property, Lessee shall file personal property tax returns in such jurisdictions where required. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Lessor is legally required to file personal property tax returns, Lessee will be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Lessee to file a protest. Lessee may, upon notice to Lessor, at Lessee’s option and at Lessee’s sole cost and expense, protest, appeal or institute such other proceedings as Lessee may deem appropriate to effect a reduction of real estate or personal property assessments and Lessor, at Lessee’s expenses as aforesaid, shall reasonably cooperate with Lessee in such protest, appeal, or other action, provided that Lessee may not withhold payments pending such challenges except under the conditions set forth in Article XII. Billings for reimbursement by Lessee to Lessor of personal property taxes shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made.
          4.2. Notice of Impositions. Upon its receipt of same, Lessor shall give prompt Notice to Lessee for all Impositions payable by Lessee hereunder of which Lessor obtains actual knowledge, but Lessor’s failure to give any such Notice shall in no way diminish Lessee’s obligations hereunder to pay such Impositions.
          4.3. Adjustment of Impositions. Impositions imposed in respect of the tax-fiscal periods during which the Term commences and terminates shall be adjusted and prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such commencement or termination, and Lessee’s obligation to pay its prorated share thereof after termination shall survive such termination.
          4.4. Utility Charges. Lessee will pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property and all operating expenses of the Leased Property of every kind and nature during the Term.

          4.5. Insurance Premiums. Lessee will pay or cause to be paid all premiums for the insurance coverages required to be maintained pursuant to Article XIII during the Term.
ARTICLE V
          5.1. No Termination, Abatement, etc. Lessee shall not be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent, nor shall the respective obligations of Lessor and Lessee be otherwise affected by reasons of (a) any damage to, or destruction of, any Leased property or any portion thereof; (b) the lawful or unlawful prohibition of, or restriction upon, Lessee’s use of the Leased Property, or any portion thereof, the interference with such use by any person, corporation, partnership or other entity, or by reason of eviction by paramount title; (c) any claim which Lessee has or might have against Lessor or by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee, or to which Lessor and Lessee are parties; (d) any bankruptcy, insolvency reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceedings affecting Lessor or any assignee or transferee of Lessor; or (e) for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Lessee from any such obligations as a matter of law. Lessee hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to (i) modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof; or (ii) entitle Lessee to any abatement, reduction, suspension or deferment of the Rent payable under this Lease. The obligations of Lessor and Lessee hereunder shall be separate and independent covenants and agreements and the Rent due under this Lease shall continue to be payable in all events, irrespective of Lessor’s performance or non-performance under this Lease, unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease.
ARTICLE VI
          6.1. Ownership of the Leased Property. Lessee acknowledges and agrees that the Leased Property is the property of Lessor and that Lessee has only the right to the exclusive possession and use of the Leased Property upon the terms and conditions of this Lease. Lessee acknowledges and agrees that this Lease does not grant an option or any other type of right to purchase the Leased Property from Lessor and that any such purchase by Lessee must be separately negotiated and documented.
          6.2. Lessee’s Personal Property. Lessee may (and shall as provided hereinbelow), at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements, any items of Lessee’s Personal Property, and Lessee may, subject to the conditions set forth below, remove the same upon the expiration or any prior termination of the Term. Lessee shall provide and maintain during the Term all such Lessee’s Personal Property as shall be necessary in order to operate each Facility in compliance with all licensure Legal Requirements and Insurance Requirements. All of Lessee’s Personal Property not removed by Lessee within thirty (30) days following the expiration or earlier termination of this Lease shall be considered abandoned by Lessee and may be used, appropriated, sold, destroyed or otherwise disposed of by Lessor without first giving notice thereof to Lessee and without any payment to Lessee and without any obligation to account therefor. Lessee shall, at its expense, restore the Leased Property to the condition required by Section 9.1, including repair of all damage to the Leased Property caused by the removal of Lessee’s Personal Property, whether effected by Lessee or Lessor.
ARTICLE VII
          7.1. Condition of Leased Property. Lessee acknowledges receipt and delivery of possession of the Leased Property and that Lessee has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease. Lessee accepts that the Leased Property AS-IS. To the extent permitted by law, Lessor hereby assigns to Lessee, all of Lessor’s rights to proceed against any predecessor in title (but not against Lessor) for breaches of warranties or representations, or for latent defects in the Leased Property. Lessor shall reasonably cooperate with Lessee in the prosecution of any such claim, in Lessor’s or Lessee’s name, all at Lessee’s sole cost and expense; provided, however, that all compensatory damages shall be used by Lessee for repair or replacement of the items for which compensation was granted. LESSOR MAKES NO WARRANTY OR REPRESENTATIONS, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE. LESSEE ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO IT. WITHOUT LIMITING THE FOREGOING, IT SHALL BE LESSEE’S RESPONSIBILITY TO DETERMINE THE AMOUNT OF REIMBURSEMENT AND OTHER PAYMENTS THAT IT IS ENTITLED TO RECEIVE FROM THE FEDERAL, STATE OR LOCAL GOVERNMENTS AND LESSEE’S OBLIGATIONS UNDER THIS LEASE SHALL NOT BE MODIFIED, CHANGED OR OTHERWISE BE REDUCED IN THE EVENT THAT LESSEE HAS INCORRECTLY ANALYZED THE AMOUNTS TO BE PAID TO LESSEE BY ANY GOVERNMENT OR AGENCY THEREOF.
          7.2. Use of the Leased Property.
     7.2.1 Lessee covenants that it will proceed with due diligence and will exercise commercially reasonable efforts to obtain and to maintain all approvals needed to use and operate the Leased Property and each Facility in accordance with Legal Requirements.
     7.2.2 During the Term, Lessee shall use or cause to be used the Facilities as assisted living facilities, and for such other uses as may be necessary or incidental to such use (the particular such use to which the Leased Property is put is herein referred to as the “Primary Intended Use”). Lessee shall not use the Leased Property or any portion thereof for any use other than the Primary Intended Use without the prior written consent of Lessor, which consent may be withheld in Lessor’s sole and absolute discretion. No use shall be made of the Leased Property, and no acts shall be done, which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof, nor shall Lessee sell or otherwise provide to residents or patients therein, or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by Insurance Requirements or Legal Requirements. Lessee shall, at its sole cost, comply with all Insurance Requirements and Legal Requirements.
     7.2.3 Lessee covenants and agrees that, subject to closures resulting from fire or other casualty, condemnation or Unavoidable Delays that may occur, during the Term it will operate continuously the Leased Property in accordance with its Primary Intended Use.
     7.2.4 Lessee shall not commit or suffer to be committed any waste on the Leased Property, or in any Facility, nor shall Lessee cause or permit any nuisance thereon. Lessor acknowledges that Lessee’s operation of the Facilities in accordance with the Primary Intended Use will not constitute waste or nuisance.
     7.2.5 Lessee shall neither suffer nor permit the Leased Property or any portion thereof, including Lessee’s Personal Property, to be used in such a manner as it might reasonably tend to impair Lessor’s (or Lessee’s, as the case may be) title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.
          7.3. Geographic Limitations. Lessee acknowledges that a fair return to Lessor on its investment in the Leased property is dependent, in part, on the concentration on the Leased Property during the Term of the assisted living business of Lessee and its Affiliates in the geographical area of the Leased Property. Lessee further acknowledges that diversion of residents and/or patients, as applicable, from any Facility to other facilities or institutions owned, operated or managed, whether directly or indirectly, by Lessee or its Affiliates will have a material adverse impact on the value and utility of the Leased Property. Accordingly, Lessor and Lessee agree as follows:
     7.3.1 Except as otherwise provided in this Section 7.3, during the Initial Term and any Extended Term of this Lease, and for a period of two (2) years after expiration or earlier termination thereof, neither Lessee nor any of its affiliates, directly or indirectly, shall operate, own, manage or have any legal or beneficial interest in or otherwise participate in or receive revenues from any other assisted living facility within a four (4) mile radius measured outward from the outside boundary of each Leased Property. Notwithstanding the foregoing, Lessee or any of its affiliates or subsidiaries, may, directly or indirectly, operate, own, manage or have a legal or beneficial interest in assisted living facilities within such four (4) mile radius, if Lessee or any of its affiliates or subsidiaries, operated, owned, managed or had any legal or beneficial interest in or otherwise participated in or received revenues from such assisted living facility prior to the Commencement Date (a “Competing Facility”); provided, however, that in order to avoid any conflict of interest with respect to any non-Lessor owned facility and a Competing Facility, Lessee agrees it will not prefer or favor a Competing Facility to the detriment of a Lessor-owned facility.

     7.3.2 For a period of two (2) years following the Term, neither Lessee nor any of its Affiliates shall, without the prior written consent of Lessor, which consent may be given or withheld in Lessor’s sole discretion, actively solicit the hiring, engagement or other employment of any management or supervisory personnel then working on or in connection with the Leased Property; provided however that the provisions of this Section 7.3.2 shall not apply to management or supervisory personnel, including without limitation officers of Lessee, who do not have their primary place of employment at the Leased Property.
     7.3.3 During the Term and for a period of two (2) years thereafter, Lessee shall not recommend or solicit the removal or transfer of any resident or patient from the Leased Property to any other facility or institution; provided however that the provisions of this Section 7.3.3 shall not apply to removals or transfers required for medically appropriate reasons, or required during the period of reconstruction or restoration, if any, permitted after any casualty event pursuant to Article XIV below or after any Condemnation pursuant to Article XV below.
ARTICLE VIII
          8.1. Compliance with Legal and Insurance Requirements, Instruments, etc. Subject to Article XII relating to permitted contests, Lessee, at its expense, will, during the Term, (a) comply with all Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, whether or not compliance therewith requires structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property and (b) procure, maintain and comply with all licenses, certificates of need, provider agreements and other authorizations required for any use of the Leased Property and/or Lessee’s Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof.
          8.2. Legal Requirements Covenants. Lessee shall acquire and maintain all licenses, certificates, permits, provider agreements and other authorizations and approvals needed to operate the Leased Property for the Primary Intended Use. Lessee further covenants and agrees to perform all maintenance and alterations necessary to operate the Leased premises in accordance with all Legal Requirements and Insurance Requirements. Lessee, may, however, upon prior written notice to Lessor, contest the legality or applicability of any such law, ordinance, rule or regulation, or any licensure or certification decision if Lessee maintains such action in good faith, with due diligence, without prejudice to Lessee’s rights hereunder, and at Lessee’s sole cost and expense. If by the terms of any such law, ordinance, rule or regulation, compliance therewith pending the prosecution of any such proceeding may legally be delayed without the occurrence of any fine, charge or liability of any kind against the Leased Property or Lessee’s leasehold interest therein and without subjecting Lessee or Lessor to any liability, civil or criminal, for failure so to comply therewith, Lessee may delay compliance therewith until the final determination of such proceeding. If any lien, charge or civil or criminal liability would be incurred by reason of any such delay, Lessee, on the prior written consent of Lessor, may nonetheless contest as aforesaid and delay as aforesaid provided that such delay would not subject Lessor to criminal liability and Lessee both (a) furnishes to Lessor security satisfactory to

Lessor (in its sole and absolute discretion) against any loss or injury by reason of such contest or delay, and (b) prosecutes the contest with due diligence and in good faith.
ARTICLE IX
          9.1. Maintenance and Repair.
     9.1.1 Lessee, at its sole expense, will, during the Term, keep the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto and which are under Lessee’s control (and Lessee’s Personal Property) in good order and repair (whether or not the need for such repairs occurs as a result of Lessee’s use, any prior use, the elements or the age of the Leased Property, or any portion thereof), and, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to or during the Term, provided, however, that Lessee shall be permitted to prosecute claims against Lessee’s predecessors (but not Lessor) in title for (i) breach of any representation or warranty, or (ii) any latent defects in the Leased Property. All repairs shall be at least equivalent in quality to the original work. Lessee will not take or omit to take any action the taking or omission of which might materially impair the value or the usefulness of the Leased Property or any part thereof for its Primary Intended Use.
     9.1.2 Except as provided in Article XXXV, (i) Lessor shall not under any circumstances be required to build or rebuild any improvements on the Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen/unforeseen, in connection with this Lease, or to maintain the Leased Property in any way; (ii) Lessee hereby waives, to the extent permitted by law, the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted; and (iii) Lessor shall have the right to give, record and post, as appropriate, notices of non-responsibility (or similar notices) under any mechanics’ lien laws now or hereafter existing.
     9.1.3 Except as provided in Article XXXV, nothing contained in this Lease and no action or inaction by Lessor shall be construed as (i) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property, or any portion thereof. Lessor shall have the right to give, record and post, as appropriate, notices of nonresponsibility (or similar notices) under any mechanics’ lien laws now or hereafter existing.
     9.1.4 Notwithstanding the provisions of Section 9.1.3 above or Article XXXV below, Lessee shall, without the prior consent of Lessor, be entitled to construct, alter, add or repair portions of the Leased Property, provided that the construction, alteration, addition or repair does not, in any single instance, cost more than $50,000, or exceed $100,000 in the aggregate (per Facility) over any twelve (12) month period, and does not reduce the value of the Leased Property.
     9.1.5 Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease, and except for ordinary wear and tear (subject to the obligation of Lessee to maintain the Leased Property in good order and repair during the Term).
          9.2. Expenditures to Comply with Law. Without limiting Lessee’s obligations as set forth elsewhere in this Lease, during the Term, Lessee will, at its sole cost and expense, make whatever expenditures (including but not limited to capital and non-capital expenditures) that are required to conform the Leased Property to such standards as may from time to time be required by Legal Requirements, or capital improvements required by any governmental agency having jurisdiction over the Leased Property as a condition of the continued operation of the Leased Property for its Primary Intended Use, pursuant to present or future Legal Requirements.
          9.3. Encroachments, Restrictions. If any of the Leased Improvements shall, at any time during the Term encroach upon any property, street or right-of-way adjacent to the Leased Property, or shall violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, then promptly upon the request of Lessor or at the behest of any person affected by any such encroachment, violation or impairment, Lessee shall, at its sole cost and expense, (and after Lessor’s prior approval) subject to Lessee’s right to sue Lessor’s predecessor in title (but not Lessor) with respect thereto or contest the existence of any encroachment, violation or impairment and in such case, in the event of an adverse final determination, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or the Leased Property or (ii) make such changes in the Leased Improvements, and take such other actions, as Lessee in the good faith exercise of its judgment deems reasonably practicable and necessary, to remove such encroachment, and to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such violation, impairment or encroachment. Any such alteration shall be made in conformity with the applicable requirements of Article IX. Lessee’s obligations under this Section 9.3 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance.
ARTICLE X
          10.1. Lessee’s Obligations for Hazardous Materials. Lessee shall, during the Term, at its sole cost and expense, take all actions as required to cause the Leased Property including, but not limited to, the Land and all Leased Improvements, to be free and clear of the presence of all Hazardous Materials (defined below); provided, however, that Lessee shall be entitled to use and maintain de minimus amounts of Hazardous Materials on the Leased Property in connection with Lessee’s business and in compliance with all applicable laws. Lessee shall, upon its discovery, belief or suspicion of the presence of Hazardous Materials on, in or under any part of the Leased Property, including, but not limited to, the Land and all Leased Improvements, immediately notify Lessor and, at its sole cost and expense cause any such Hazardous Materials to be removed immediately, in compliance with all applicable laws and in a manner causing the least disruption of or interference with the operation of Lessee’s business. Lessee shall fully indemnify, protect, defend and hold harmless Lessor from any costs, damages, claims, liability or loss of any kind or nature arising out of or in any way in connection with the presence, suspected presence, removal or remediation of Hazardous Materials in, on, or about the Leased Property, or any part thereof. Without limiting Lessee’s other obligations under this Lease, Lessee agrees, at Lessee’s sole cost, to fully comply with all recommendations set forth in any environmental report(s) that may be obtained by or provided to Lessor or Lessee.
          10.2. Definition of Hazardous Materials. For purposes of this Lease, Hazardous Materials shall mean any biologically or chemically active or other toxic or hazardous wastes, pollutants or substances, including, without limitation, asbestos, PCBs, petroleum products and by-products, substances defined or listed as “hazardous substances” or “toxic substances” or similarly identified in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, and as hazardous wastes under the Resource Conservation and Recovery Act, 42 U.S.C. § 6010, et seq., any chemical substance or mixture regulated under the Toxic Substance Control Act of 1976, as amended, 15 U.S.C.; 2601 et seq., any “toxic pollutant” under the Clean Water Act, 33 U.S.C. § 466 et seq., as amended, any hazardous air pollutant under the Clean Air Act, 42 U.S.C. § 7401 et seq., hazardous materials identified in or pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq., and any hazardous or toxic substances or pollutant regulated under any other Legal Requirements.
ARTICLE XI
     11. Liens. Subject to the provisions of Article XII relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon any part of the Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent, not including, however, (a) this Lease, (b) restrictions, liens and other encumbrances which are consented to in writing by Lessor, (c) liens for those taxes of Lessor which Lessee is not required to pay hereunder, (d) subleases permitted by Article XXII, (e) liens for Impositions or for sums resulting from noncompliance with any Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Article XII, or (f) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that any such liens are in the process of being contested as permitted by Article XII.
ARTICLE XII
     12. Permitted Contests. Lessee shall have the right to contest the amount or validity of any Imposition or any Legal Requirement or Insurance Requirement or any attachment, levy, encumbrance, charge or claim (“Claims”) not otherwise permitted by Article XI, by appropriate legal proceedings in good faith and with due diligence (but this shall not be deemed or construed in any way as relieving, modifying or extending Lessee’s covenants to pay or its covenants to cause to be paid any such charges at the time and in the manner as in this Lease provided), on condition, however, that such legal proceedings cannot result in the sale of the Leased Property, or any part thereof, to satisfy the same or cause Lessor or Lessee to be in default under any mortgage or deed of trust encumbering any portion of the Leased Property or any interest therein. Upon the reasonable request of Lessor, Lessee shall provide to Lessor security satisfactory to Lessor (in Lessor’s sole and absolute discretion) to assure the payment of all Claims which may be assessed against the Leased Property together with interest and penalties, if any, thereon. Lessor agrees to join in any such proceedings (at Lessee’s sole cost and expense) if the same be required to legally prosecute such contest of the validity of such Claims; provided, however, that Lessor shall not thereby be subjected to any liability for the payment of any costs or expenses in connection with any proceedings brought by Lessee; and Lessee shall indemnify and save harmless Lessor from any such costs or expenses, including reasonable attorneys’ fees and costs incurred by Lessor. In the event that Lessee fails to pay any Claims when due or, upon Lessor’s request, to provide the security therefor as provided in this Article XII and to diligently prosecute any contest of the same, Lessor may, upon thirty (30) days advance written Notice to Lessee, pay such charges together with any interest and penalties and the same shall be repayable to Lessee to Lessor at the next Payment Date provided for in this Lease. Provided, however, that should Lessor reasonably determine that the giving of such Notice would risk loss to the Leased Property or impair the value of the Leased Property or in any way cause damage to Lessor, then Lessor shall give such written Notice as is practical under the circumstances. Lessee shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Lessee or paid by Lessor and for which Lessor has been fully reimbursed.
ARTICLE XIII
          13.1. Property Insurance Requirements. Subject to the provisions of Section 13.6, during the Term, Lessee shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Lessee’s Personal Property, insured with the kinds and amounts of insurance described below and any additional insurance reasonably required by Lessor to protect its interest in the Leased Property. This insurance shall be written by companies authorized to do insurance business in the States in which the Leased Property is located. The policies must name Lessor as an additional insured and/or loss payee, as applicable. Losses shall be payable to Lessor or Lessee as provided in Article XIV. In addition, upon Lessor’s written request, the policies shall name as an additional insured and/or loss payee, as applicable, the holder (“Facility Mortgagee”) of any mortgage, deed of trust or other security agreement and any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXII and expressly including, without limitation, the Existing Encumbrances (a “Facility Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement. Any loss adjustment shall require the written consent of Lessor, Lessee, and each Facility Mortgagee. Evidence of insurance shall be deposited with Lessor and, if requested, with any Facility Mortgagee. If any provision of any Facility Mortgage requires deposits of premiums for insurance to be made with such Facility Mortgagee, Lessee shall either pay to Lessor monthly the amounts required and Lessor shall transfer such amounts to each Facility Mortgagee, or, pursuant to written direction by Lessor, Lessee shall make such deposits directly with such Facility Mortgagee. The policies on the Leased Property, including the Leased Improvements, Fixtures and Lessee’s Personal Property, shall insure against the following risks:
     13.1.1 Insurance against loss or damage by fire, casualty and other hazards as now are or subsequently may be covered by an “all risk” policy or a policy covering “special” causes of loss, with such endorsements as Lessor (or a Facility Mortgagee) may from time to time reasonably require and which are customarily required by institutional lenders of similar properties similarly situated, including, without limitation, building ordinance law, lightning, windstorm, civil commotion, hail, riot, strike, water damage, sprinkler leakage, collapse, malicious mischief, explosion, smoke, aircraft, vehicles, vandalism, falling objects and weight of snow, ice or sleet, and covering the Leased Property in an amount equal to 100% of the full insurable replacement value of the Leased Property (exclusive of footings and foundations below the lowest basement floor) without deduction for depreciation. The determination of the replacement cost amount shall be adjusted annually to comply with the requirements of the insurer issuing the coverage or, at Lessor’s (or a Facility Mortgagee’s) election, by reference to such indexes, appraisals or information as Lessor’s (or a Facility Mortgagee’s) determines in its reasonable discretion, and, unless the insurance required by this paragraph shall be effected by blanket and/or umbrella policies in accordance with the requirements of this Lease, the policy shall include inflation guard coverage that ensures that the policy limits will be increased over time to reflect the effect of inflation. Each policy shall, subject to Lessor’s (or a Facility Mortgagee’s) approval, contain (i) a replacement cost endorsement, without deduction for depreciation, (ii) either an agreed amount endorsement or a waiver of any co-insurance provisions, and (iii) an ordinance or law coverage or enforcement endorsement if the Improvements or the use of the Property constitutes any legal nonconforming structures or uses, and shall provide for deductibles in such amounts as Lessor (or a Facility Mortgagee) may permit in its sole discretion;
     13.1.2 If the Leased Property contains steam boilers, steam pipes, steam engines, steam turbines or other high pressure vessels, insurance covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Leased Improvements, in an amount equal to one hundred percent (100%) of the full replacement cost of the Leased Improvements, which policies shall insure against physical damage to and loss of occupancy and use of the Leased Improvements arising out of an accident or breakdown covered thereunder;
     13.1.3 Business and rental interruption insurance (i) covering the same perils of loss as are required to be covered by the property insurance required under Section 13.1.1 and 13.1.2 above, (ii) in an amount equal to the projected annual net income from the Leased Property plus carrying costs and extraordinary expenses of the Leased Property for a period of twelve (12) months, based upon Lessee’s reasonable estimate thereof as approved by Lessor (or a Facility Mortgagee), (iii) including either an agreed amount endorsement or a waiver of any co-insurance provisions, so as to prevent Lessee, Lessor and any other insured thereunder from being a co-insurer, and (iv) providing that any covered loss thereunder shall be payable to Lessor;
     13.1.4 During the period of any new construction on the Leased Property, a so called “Builder’s All-Risk Completed Value” or “Course of Construction” insurance policy in non-reporting form for any improvements under construction, including, without limitation, for demolition and increased cost of construction or renovation, in an amount equal to 100% of the estimated replacement cost value on the date of completion, including “soft cost” coverage, and Workers’ Compensation Insurance covering all persons engaged in such construction, in an amount at least equal to the minimum required by law. In addition, each contractor and subcontractor shall be required to provide Facility Mortgagee with a certificate of insurance for (i) workers’ compensation insurance covering all persons engaged by such contractor or subcontractor in such construction in an amount at least equal to the minimum required by law, and (ii) general liability insurance showing minimum limits of at least $5,000,000, including coverage for products and completed operations. Each contractor and subcontractor also shall cover Lessee and Lessor (and any Facility Mortgagee) as an additional insured under such liability policy and shall indemnify and hold Lessee and Lessor (and any Facility Mortgagee) harmless from and against any and all claims, damages, liabilities, costs and expenses arising out of, relating to or otherwise in connection with its performance of such construction;
     13.1.5 Replacement Cost. The term “full replacement cost” as used herein, shall mean the actual replacement cost of the Leased Property requiring replacement from time to time including an increased cost of construction endorsement, less exclusions provided in the standard form of fire insurance policy. In the event either party believes that full replacement cost (the then replacement cost less such exclusions) has increased or decreased at any time during the Term, it shall have the right to have such full replacement cost redetermined;
     13.1.6 Additional Insurance. In addition to the insurance described above, Lessee shall maintain such additional insurance as may be reasonably required from time to time by Lessor or any Facility Mortgagee; and

     13.1.7 Waiver of Subrogation. All insurance policies carried by either party covering any part of the Leased Property, the Fixtures, the Facilities, or Lessee’s Personal Property including without limitation, contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same are obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may pay the same, but shall not be obligated to do so.
          13.2. Other Insurance Requirements. Subject to the provisions of Section 13.6, during the Term, Lessee shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Lessee’s Personal Property, insured with the kinds and amounts of insurance described below.
     13.2.1 Commercial general liability insurance under a policy containing “Comprehensive General Liability Form” of coverage (or a comparably worded form of coverage) and the “Broad Form CGL” endorsement (or a policy which otherwise incorporates the language of such endorsement), which policy shall include, without limitation, coverage against claims for personal injury, bodily injury, death and property damage liability without respect to the Leased Property and the operations related thereto, whether on or off the Leased Property, and the following coverages: Employee as Additional Insured, Product Liability/Completed Operations; Broad Form Contractual Liability, Independent Contractor, Personal Injury and Advertising Injury Protection, Medical Payment (with a minimum limit of $5,000 per person), Broad Form Cross Suits Liability Endorsement, where applicable, hired and non-owned automobile coverage (including rented and leased vehicles), and, if any alcoholic beverages shall be sold, manufactured or distributed in the Leased Property, liquor liability coverage, all of which shall be in such amounts as Lessor may from time to time reasonably require, but not less than One Million Dollars ($1,000,000) per occurrence, Three Million Dollars ($3,000,000) per Facility, and a policy aggregate limit of Ten Million Dollars ($10,000,000). If such policy shall cover more than one Facility, such limits shall apply on a “per location” basis, subject to the policy aggregate limit of Ten Million Dollars ($10,000,000). Such liability policy shall delete the contractual exclusion under the personal injury coverage, if possible, and if available, shall include the following endorsements: Notice of Accident, Knowledge of Occurrence, and Unintentional Error and Omission;
     13.2.2 Professional liability insurance coverage in an amount equal to not less than One Million Dollars ($1,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate;
     13.2.3 Flood insurance in an amount equal to the full insurable value of the Leased Property or the maximum amount available, whichever is less, if the Leased Property is located in an area designated by the Secretary of Housing and Urban Development or the Federal Emergency Management Agency as having special flood hazards; and

     13.2.4 Workers’ compensation insurance (including self-insurance and Texas non-subscription coverage) and/or other similar insurance which may be required by governmental authorities or applicable legal requirements in an amount at least equal to the minimum required by law, and employer’s liability insurance with a limit of One Hundred Thousand Dollars ($100,000) per accident and per disease per employee, and Five Hundred Thousand Dollars ($500,000) in the aggregate for disease arising in connection with the operation of the Leased Property.
     13.2.5 Additional Insurance. In addition to the insurance described above, Lessee shall maintain such additional insurance as may be reasonably required from time to time by Lessor or any Facility Mortgagee and shall further at all times maintain, to the extent required by applicable law, worker’s compensation insurance coverage (including self-insurance and Texas non-subscription coverage) for all persons employed by Lessee (or its agent or operator) on the Leased Property.
          13.3. Form Satisfactory, etc. All of the policies of insurance referred to in this Article XIII shall be written in a form reasonably satisfactory to Lessor and by insurance companies reasonably satisfactory to Lessor (and, as applicable, any Facility Mortgagee). Subject to the foregoing, Lessor agrees that it will not unreasonably withhold or delay its approval as to the form of the policies of insurance or as to the insurance companies selected by Lessee. Lessee shall pay all of the premiums therefor, and deliver such policies or certificates thereof to Lessor prior to their effective date (and, with respect to any renewal policy, prior to the expiration of the existing policy), and in the event of the failure of Lessee either to effect such insurance as herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessor at the times required, Lessor shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, which premiums shall be repayable by Lessee to Lessor upon written demand therefor, and failure to repay the same shall constitute an Event of Default within the meaning of Section 16.1. Each insurer mentioned in this Article XIII shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Lessor, that it will give to Lessor (and to any Facility Mortgagee, if required by the same) thirty (30) days’ written notice before the policy or policies in questions shall be altered, allowed to expire or canceled.
          13.4. Increase in Limits. In the event that a Facility Mortgagee shall at any time reasonably determine the limits of the personal injury or property damage, or public liability insurance then carried to be insufficient, Lessee shall thereafter carry the insurance with increased limits until further change pursuant to the provisions of this Section; provided that if Lessor desires to increase the limits of insurance, and such is not pursuant to the request of a Facility Mortgagee, then Lessor may not demand an increase in limits above the limits generally consistent with the requirements of owners of long term care properties in the state in which the applicable Facility is located.
          13.5. Blanket Policy. Notwithstanding anything to the contrary contained in this Article XIII, Lessee’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee; provided, however, that the coverage afforded Lessor will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article XIII shall be met in any such blanket policy.
          13.6. No Separate Insurance. Lessee shall not on Lessee’s own initiative or pursuant to the request or requirement of any third party take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article, to be furnished or which may reasonably be required to be furnished, by Lessee or increase the amount of any then existing insurance by securing any additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Facility Mortgagees are included therein as additional insureds, and the loss is payable under said insurance in the same manner as losses are payable under the Lease. Lessee shall immediately notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amount of the then existing insurance.
          13.7. Continuous Coverage. Prior to the Commencement Date, Lessee was the tenant and operator of the Leased Property, and prior to that, Lessee was the owner and operator of the Leased Property. Therefore, Lessee already has in place insurance with respect to the Leased Property. Lessee shall assure that there is no gap in the insurance coverage provided in connection with the Leased Property at or after the Commencement Date, and therefore, the insurance provided by Lessee shall be continuous, with the types and amounts of coverage, described herein to be applicable on the Commencement Date. To the extent there is not full, complete and continuous coverage for all issues, no matter when arising, claimed or occurring, Lessee shall, at its sole cost, obtain such insurance.
ARTICLE XIV
          14.1. Insurance Proceeds. All proceeds payable by reason of any loss of or damage to the Leased Property, or any portion thereof, which is insured under any policy of insurance required by Article XIII of the Lease shall be paid to Lessee. Such amounts shall be applied to the reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, unless Lessee exercises its right of substitution under Article XXXIII. The funds shall be disbursed based upon work performed. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property shall go to Lessee. All salvage resulting from any risk covered by insurance shall belong to Lessor except that any salvage relating to Lessee’s Personal Property shall belong to Lessee.
          14.2. Reconstruction in the Event of Damage or Destruction Covered by Insurance Proceeds. Subject to Lessee’s right of substitution, as provided by Article XXXIII, if during the Term, the Leased Property is totally or partially destroyed by a risk covered by the insurance described in Article XIII and whether or not any Facility thereby is rendered Unsuitable for its Primary Intended Use, Lessee shall restore the Leased Property to substantially the same condition as existed immediately before the damage or destruction. Lessee shall be entitled to the insurance proceeds for the purpose of such repair and restoration.

          14.3. Reconstruction in the Event of Damage or Destruction Not Covered by Insurance. Subject to Lessee’s right of substitution, as provided by Article XXXIII, if during the Term, the Leased Property is damaged or destroyed irrespective of the extent of the damage from a risk not fully covered by the insurance described in Article XIII, whether or not such damage renders any portion of the Leased Property Unsuitable for Its Primary Intended Use, Lessee shall restore the damaged Leased Property to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease nor result in any reduction in Rent (including without limitation Minimum Rent).
          14.4. Lessee’s Property. All insurance proceeds payable by reason of any loss of or damage to any of Lessee’s Personal Property shall be paid to Lessee. Lessee shall hold such insurance proceeds in trust to pay the cost of repairing or replacing damaged Lessee’s Personal Property, unless Lessee exercises its right of substitution under Article XXXIII.
          14.5. Restoration of Lessee’s Property. Without limiting Lessee’s obligation to restore the Leased Property as provided in Sections 14.2 and 14.3, Lessee shall also restore all alterations and improvements made by Lessee, including Lessee’s Personal Property but only to the extent that Lessee’s Personal Property is necessary to the operation of the Leased Property for its Primary Intended Use in accordance with applicable Legal Requirements.
          14.6. No Abatement of Rent. This Lease shall remain in full force and effect and Lessee’s obligation to make rental payments and to pay all other charges required by this Lease shall not be abated during the pendency of repair or restoration.
ARTICLE XV
     15. Condemnation.
          15.1. Definitions.
     15.1.1 “Condemnation” means (a) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, (b) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of Condemnation or while legal proceedings for Condemnation are pending.
     15.1.2 “Date of Taking” means the date the Condemnor has the right to possession of the property being condemned.
     15.1.3 “Award” means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.
     15.1.4 “Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.
          15.2. Parties’ Rights and Obligations. If during the Term there is any taking of all or any part of the Leased Property or any interest in this Lease by Condemnation, the rights and obligations of the parties shall be determined by this Article XV.

          15.3. Total Condemnation. If title to the fee of the whole of the Leased Property shall be taken or condemned by any Condemnor, this Lease shall cease and terminate as of the Date of Condemnation by said Condemnor. Upon the termination of the Lease following a total Condemnation, all Rent (including, without limitation, Minimum Rent, Additional Rent and Additional Charges) paid or payable by Lessee hereunder shall be apportioned as of the date of termination. Notwithstanding anything to the contrary contained in this Lease, in the event of the total condemnation of any single Facility, Lessor shall make available to Lessee any Award it receives to apply towards the substitution of the condemned Facility. Lessee shall be obligated to substitute a Facility in accordance with Article XXXIII; however, such substitution made in accordance with this Section 15.3 shall not count as one of the substitutions in Article XXXIII.
          15.4. Allocation of Portion of Award. Any Award made with respect to all or any portion of the Leased Property or for loss of rent, or for loss of business, whether or not beyond the Term of this Lease, or for the loss of value of the leasehold (including the bonus value of the Lease) shall be solely the property of and payable to Lessor. Lessee shall be entitled to make a separate claim for any of the following: (i) the taking of Lessee’s Personal Property (as long as such claim will not diminish Lessor’s Award), (ii) the removal or relocation expenses of Lessee (as long as such claim will not diminish Lessor’s Award), or (iii) any other loss (including, without limitation, the value of Lessee’s leasehold interest) that can be awarded to Lessee separately from Lessor’s claim provided any such separate claims will not in any respect whatsoever diminish or threaten to diminish the total amounts to be awarded to Lessor as set forth above or otherwise for Lessee’s full fee simple interest in the Leased Property. In any Condemnation proceedings, each of the Lessor and Lessee shall each seek its own claim in conformity herewith, at its own expense. Lessor’s obligation to contribute part of its Award for restoration is set forth in Section 15.5, below.
          15.5. Partial Taking. If title to the fee of less than the whole of the Leased Property shall be so taken or condemned, this Lease shall continue in full force and effect, there shall be no reduction in Rent (including, without limitation, Minimum Rent, Additional Rent and Additional Charges).
          15.6. Temporary Taking. Lessee agrees that if, at any time after the date hereof, the whole or any part of the Leased Property or of Lessee’s interest under this Lease, shall be Condemned by any Condemnor for its temporary use or occupancy, this Lease shall not terminate by reason thereof, and Lessee shall continue to pay, in the manner and at the times herein specified, the full amounts of Rent (including Minimum Rent, Additional Charges and Additional Rent). Except only to the extent that Lessee may be prevented from doing so pursuant to the terms of the order of the Condemnor, Lessee shall also continue to perform and observe all of the other terms, covenants, conditions and obligations hereof, on the part of the Lessee to be performed and observed, as though such Condemnation had not occurred. In the event of any such Condemnation as in this Section 15.6 described, the entire amount of any such Award made for such temporary use, whether paid by way of damages, rent or otherwise, shall be paid to Lessee, Lessee covenants that upon the termination of any such period of temporary use of occupancy as set forth in this Section 15.6, it will, at its sole cost and expense, restore the Leased Property as nearly as may be reasonably possible, to the condition in which the same was immediately prior to the Condemnation.

ARTICLE XVI
          16.1. Events of Default. Any one or more of the following events shall be an “Event of Default”:
(a)	if Lessee fails to make payment of the Rent payable by Lessee under this Lease when the same becomes due and payable and such failure is not cured by Lessee within a period of five (5) Business Days after notice thereof from Lessor; or

(b)	if Lessee fails to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Lessee within a period of thirty (30) days after Notice thereof from Lessor, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed an Event of Default if Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within ninety (90) days of receipt of Lessor’s Notice. No Event of Default shall be deemed to exist under this clause (b) during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of such Unavoidable Delay, Lessee shall remedy such default without further delay; or

(c)	if Lessee does any of the following: (i) admit in writing its inability to pay its debts generally as they become due; (ii) file a petition in bankruptcy or a petition to take advantage of any federal or state insolvency law; (iii) make a general assignment for the benefit of its creditors; (iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or (v) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof; or

(d)	if Lessee, on a petition in bankruptcy filed against it, is adjudicated a bankrupt or an order for relief thereunder is entered against it or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Lessee, a receiver for Lessee or of the whole or substantially all of its property, or approving a petition filed against Lessee seeking reorganization or arrangement of Lessee under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof and such judgment, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof; or

(e)	if Lessee shall be liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all of its assets other than in connection with a merger or consolidation of Lessee into, or a sale of substantially all of Lessee’s assets to, another corporation, provided any such actions shall also constitute an Event of Default unless: (i) the survivor of such merger or the purchaser of such assets shall assume all of Lessee’s obligations under this Lease by a written instrument, in form and substance reasonably satisfactory to Lessor, accompanied by an opinion of counsel, reasonably satisfactory to Lessor and addressed to Lessor, stating that such instrument of assumption is valid, binding and enforceable against the parties thereto in accordance with its terms (subject to usual bankruptcy and other creditor’s rights exceptions); and (ii) immediately after giving effect to any such merger, consolidation or sale, Lessee or the other corporation (if not Lessee) surviving the same shall have a Consolidated Net Worth of not less than seventy five percent (75%) the Consolidated Net Worth of Lessee immediately prior to such merger, consolidation or sale, all as to be set forth in an Officer’s Certificate and delivered to Lessor within a reasonable period of time after such merger, consolidation or sale; or

(f)	if the estate or interest of Lessee in the Leased Property or any part thereof be levied upon or attached in a proceeding and the same shall not be vacated or discharged within the later of ninety (90) days after commencement thereof or thirty (30) days after Notice thereof from Lessor, (unless Lessee shall be contesting such lien or attachment in good faith in accordance with Article XII hereof); or

(g)	if, except as a result of damage, destruction or a partial or total Condemnation, or Unavoidable delay, Lessee voluntarily ceases operation of the Leased Property for a period in excess of twenty-four (24) hours; provided that Lessee may cease operations for more than twenty-four (24) hours (i) if Lessee obtains Lessor’s prior written approval (except in the case of an emergency where prior notice is not possible, and in such event, Lessee shall provide notice to Lessor as soon as reasonably practicable), and (ii) so long as such cessation of operations does not impair or threaten the status of effectiveness of the operating license or other certification for operating the Leased Property in accordance with its Primary Intended use; or

(h)	if any of Lessee’s representations or warranties set forth in this Lease proves to be untrue when made in any material respect; or

(i)	if Lessee (or any of its Affiliates) commits an Event of Default under any other leases to which Lessee, and/or any Affiliate of Lessee, and/or any Controlling Entity of Lessee, and/or any of their respective (and permitted) heirs, successors and assigns is a party, and as to which Lessor and/or any Affiliate of Lessor, and/or any Controlling Entity of Lessor, and/or any of their respective (and permitted) heirs, successors and assigns is also a party. Without limiting the foregoing, an Event of Default hereunder shall constitute an Event of Default under any and all other such leases; or

(j)	subject to Article XXXIII, if Lessee fails to maintain in effect an operator’s license required to operate any Facility, or if Lessee otherwise ceases to maintain in effect any license, permit, certificate or approval necessary or otherwise required to operate any Facility in accordance with its Primary Intended Use.
     Upon the occurrence of an Event of Default, in addition to all of Lessor’s other remedies, Lessor may terminate this Lease by giving Lessee not less than ten (10) Business Days’ Notice of such termination and upon the expiration of the time fixed in such Notice, the Term shall terminate and all rights of Lessee under this Lease shall cease.
     In the event litigation is commenced with respect to any alleged default under this Lease, the prevailing party in such litigation shall receive, in addition to its damages incurred, such sum as the court shall determine as its reasonable attorneys’ fees, and all costs and expenses incurred in connection therewith. Lessor’s fees, costs and expenses, including those related to any insolvency proceedings filed by Lessee, shall constitute Additional Charges hereunder.
          16.2. Certain Remedies. In addition to all of its rights under this Lease, Lessor shall have all remedies and rights provided in law and equity as a result of an Event of Default. Without limiting the foregoing, if an Event of Default occurs (and the event giving rise to such Event of Default has not been cured within the curative period relating thereto as set forth in Section 16.1 above) whether or not this Lease has been terminated pursuant to Section 16.1, Lessee shall, to the extent permitted by law, if required by Lessor so to do, immediately surrender to Lessor the Leased Property pursuant to the provisions of Section 16.1 and quit the same and Lessor may enter upon and repossess the Leased Property by reasonable force, summary proceedings, ejectment or otherwise, and may remove Lessee and all other persons and any and all personal property from the Leased Property subject to rights of any residents or patients and to Legal Requirements.
          16.3. Damages. Neither (a) the termination of this Lease pursuant to Section 16.1, (b) the repossession of the Leased Property, nor (c) the failure of Lessor, notwithstanding reasonable good faith efforts, to relet the Leased Property, shall relieve Lessee of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event of any such termination, Lessee shall forthwith pay to Lessor all Rent due and payable through and including the date of such termination.
     Lessor shall not be deemed to have terminated this Lease unless Lessor delivers Notice to Lessee of such election. If Lessee voluntarily elects to terminate this Lease, then in addition to all remedies available to Lessor, Lessor may recover the sum of: (i) the worth at the time of award of the unpaid Rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided, and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including reasonable attorney fees, court costs and reasonable out-of-pocket expenses in the enforcement of Lessor’s rights hereunder.
     The “worth at the time of award” of the amounts referred to in subparagraphs (i) and (ii) above is computed by allowing interest at the maximum legal rate of interest permitted in accordance with the laws of the State of New York. The worth at the time of award of the amount referred to in subparagraph (iii) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
     Without limiting Lessor’s other remedies provided herein and provided by law, Lessor may continue the Lease in effect after Lessee’s breach and abandonment and recover Rent as it becomes due, provided that, in such event, Lessee has the right to sublet or assign subject only to reasonable conditions imposed by Lessor. Accordingly, without termination of Lessee’s right to possession of the Leased Property, Lessor may demand and recover each installment of Rent and other sums payable by Lessee to Lessor under this Lease as the same becomes due and payable, which Rent and other sums shall bear interest at the maximum interest rate permitted in accordance with the laws of the State of New York, from the date when due until paid, and Lessor may enforce, by action or otherwise, any other term or covenant of this Lease.
          16.4. Application of Funds. Any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee’s obligations in the order which Lessor may determine or as may be prescribed by the laws of the State of New York.
          16.5. Executory Contract. Should Lessee file any proceeding under federal bankruptcy or other comparable federal or state insolvency laws, it shall, in addition to any other requirement under 11 U.S.C., Section 365 or other applicable provisions, be required to cure any and all obligations hereunder prior to being allowed to assume this Lease.
ARTICLE XVII
     17. Lessor’s Right to Cure Lessee’s Default. If Lessee fails to make any payment or to perform any act required to be made or performed under this Lease, and to cure the same within the relevant time periods provided in Section 16.1, Lessor, after thirty (30) days Notice to and demand upon Lessee, and without waiving or releasing any obligation of Lessee or default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Lessor’s opinion, may be necessary or appropriate therefor. Provided, however, that should Lessor reasonably determine that the giving of such Notice would risk loss to the Leased Property or cause damage to Lessor, then Lessor shall give such written Notice as is practical under the circumstances. No such entry shall be deemed an eviction of Lessee. In exercising any remedy under this Article XVII, Lessor shall use its good faith efforts not to violate any rights of residents of the applicable Facility. All sums so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, in each case) so incurred, together with a late charge thereon (to the extent permitted by law) at the rate set forth in Section 3.5 above from the date on which such sums or expenses are paid or incurred by Lessor, shall be paid by Lessee to Lessor on demand. The obligations of Lessee and rights of Lessee contained in this Article shall survive the expiration or earlier termination of this Lease.
ARTICLE XVIII
     18. Change of Control. If at any time during the term of this Lease there shall be a Change of Control (as defined below) with respect to Lessee or any corporation or other entity directly or indirectly controlling Lessee, whether by operation of law or otherwise (a “Controlling Entity”), then Lessee shall provide Lessor with prior written notice of any such Change of Control (the “Change of Control Notice”), which Change of Control Notice shall describe (a) the manner in which the Change of Control shall occur, (b) the parties to the transaction(s) resulting in the Change of Control and (c) the effective date of the Change of Control. However, if applicable securities laws would prohibit Lessee from providing Lessor with prior written notice of a Change of Control, the Change of Control Notice shall be given as soon after securities laws would allow disclosure of the Change of Control. Within sixty (60) days after Lessor’s receipt of a Change of Control Notice, or if a Change of Control Notice is not given by Lessee, then at any time after Lessor becomes aware of a Change of Control, Lessor, at Lessor’s sole option (but subject to the provisions of Section 18.1, below), shall have the right (but not the obligation) to declare an Event of Default under this Lease and exercise Lessor’s rights and remedies under this Lease in connection with said Event of Default. Notwithstanding the foregoing and anything to the contrary contained in this Lease, if Lessor elects not to declare an Event of Default under this Lease upon a Change of Control, then this Lease shall remain in full force and effect, and Lessee shall remain fully obligated to Lessor to pay Rent and other charges from time to time due and to perform all other obligations to be performed by Lessee under this Lease. For purposes of this Lease, a “Change of Control” shall be deemed to occur if:
     (i) any Person (defined below) is or becomes the Beneficial Owner (defined below), directly or indirectly, of securities (or other equity interests) of Lessee and/or its Controlling Entity representing thirty percent (30%) or more of the combined voting power of the then outstanding securities (or equity interests) of Lessee and/or its Controlling Entity; or
     (ii) the stockholders (or holders of equity interests) of Lessee or its Controlling Entity approve a merger or consolidation of Lessee or its Controlling Entity (as applicable) with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities (or other equity interests) of Lessee or its Controlling Entity (as applicable) which are outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities (or other voting equity interests) of the surviving entity) more than sixty-nine and nine-tenths percent (69.90%) of the combined voting power of the voting securities (or other voting equity interests) of Lessee or its Controlling Entity or such surviving entity immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of Lessee or its Controlling Entity (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of the then outstanding securities (or other voting equity interests) of Lessee or its Controlling Entity shall not constitute a Change in Control; or
     (iii) the stockholders (or holders of voting equity interests) of Lessee or its Controlling Entity approve a plan of complete liquidation of Lessee or its Controlling Entity (as applicable) or an agreement for the sale or disposition by Lessee or its Controlling Entity of all or substantially all of the assets of Lessee or its Controlling Entity; or
     (iv) the creation or issuance of new stock (or other voting equity interests) in one or a series of transactions by which an aggregate of more than thirty percent (30%) of the stock (or other voting equity interests) of Lessee or its Controlling Entity shall be vested in a party or parties who are not now stockholders (or holders of equity interests) of Lessee or its Controlling Entity.
     For purposes of this Section 18, the term “Person” shall have the meaning ascribed thereto in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the term “Beneficial Owner” shall have the meaning ascribed thereto in Rule 13d-3 of the Exchange Act.
     18.1 Notwithstanding anything set forth above in Section 18, if, following a “Change of Control,” the surviving entity has a Net Worth (defined below) equal to or greater than Fifty Million Dollars ($50,000,000), Lessor shall not have the right to declare an Event of Default based on such a Change of Control. (However, Lessee shall still be required to give Lessor the Change of Control Notice provided in this Section 18, above.) The term “Net Worth” as used in this Section 18.1 shall mean an amount equal to the shareholders’ equity determined in accordance with generally accepted accounting principles (“GAAP”) minus total intangible assets. As used herein, total intangible assets shall be deemed to include, but shall not be limited to, the excess of cost over book value of acquired businesses accounted for by the purchase method, formulae, trademarks, trade names, patents, patent rights and deferred expenses (including, but not limited to, unamortized debt discount and expense, organizational expense and experimental and development expenses).
ARTICLE XIX
     19. Holding Over. If Lessee shall for any reason remain in possession of the Leased Property after the expiration of the Term or earlier termination of the Term hereof, such possession shall be as a month-to-month tenant during which time Lessee shall pay as rental each month, the aggregate of (i) 150% multiplied by the Minimum Rent payable with respect to the last month of the Term, (ii) all Additional Charges accruing during such month and (iii) all other sums payable by Lessee pursuant to the provisions of this Lease. During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased

Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.
ARTICLE XX
     20. Risk of Loss. During the Term of this Lease, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than those caused by Lessor) is assumed by Lessee, and, in the absence of willful misconduct by Lessor, Lessor shall in no event be answerable or accountable therefor, nor shall any of the events mentioned in this Section entitle Lessee to any abatement or offset of Rent, or any right to terminate this Lease. Without limiting the foregoing, Lessor shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee’s employees, contractors, invitees, customers, or any other person in or about the Leased Property, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Leased Property, or any part thereof, or from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is accessible or not, unless such damage or injury is a result of the gross negligence or willful misconduct of Lessor. Lessor shall not be liable for any damages arising from any act or omission of Lessee, or any other party named above.
ARTICLE XXI
     21. Indemnification. Notwithstanding the existence of any insurance provided for in Article XIII, and without regard to the policy limits of any such insurance, Lessee will protect, indemnify, save harmless and defend Lessor from and against all liabilities, obligations, claims, damages, awards, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Lessor by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks, including without limitation any claims of malpractice, (b) any occupancy, use, misuse, non-use, condition, including any environmental conditions caused by Lessee, maintenance or repair by Lessee of the Leased Property, (c) any Impositions (which are the obligations of Lessee to pay pursuant to the applicable provisions of this Lease), (d) any failure on the part of Lessee to in any way perform or comply with any of the terms of this Lease, and (e) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property (to the extent permitted) to be performed by the Lessee thereunder. Any amounts which become payable by Lessee under this Section shall be paid within ten (10) Business Days of receipt by Lessee of Lessor’s written demand for such sums, and if not timely paid, shall bear a late charge (to the extent permitted by law), at the rate set forth in Section 3.5 above, from the date of such determination to the date of payment. Lessee, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Lessor, or may compromise or otherwise dispose of the same as Lessee sees fit, all at Lessee’s sole cost and expense. Nothing herein shall be construed as indemnifying Lessor against its own gross negligence or willful misconduct or against the acts or omissions of any subsequent lessee of the Leased Property in the event of the termination by Lessor of Lessee’s right to possession of the Leased Property without termination of the Lease. Lessee’s liability for a breach of the provisions of this Article arising during the Term hereof shall survive any termination of this Lease.
ARTICLE XXII
     22. Subletting and Assignment. Subject to the permitted exceptions set forth in Section 22.3 below, Lessee may not assign, sublease or sublet, encumber, appropriate, pledge or otherwise transfer, this Lease or the leasehold or other interest in the Leased Property without Lessor’s consent, which may be withheld in Lessor’s sole and absolute discretion. Notwithstanding the forgoing in this Section 22, Lessee may sublet one or more Facility to a subsidiary of Lessee, provided that (1) such subleasing agreement be in a form that is reasonably acceptable to Lessor, and (2) that Lessee provides to Lessor not less than thirty (30) days prior written notice of Lessee’s intent to effect such sublease. In addition, Lessee shall be permitted to sublet, within any Facility under this Lease, up to twenty percent (20%) of the square footage to any party providing ancillary services to the residents or employees of any Facility, provided that the number of Units available for rent at such Facility shall not be decreased. Upon Lessor’s consent (and, in such cases where Lessor’s consent is not required pursuant to Section 22.3 below), (a) in the case of a subletting, the sublessee shall comply with the provisions of Section 22.2, (b) Lessee shall provide an original counterpart of each such sublease, duly executed by Lessee and such sublessee, that shall be delivered promptly to Lessor, and (c) Lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Lessee hereunder. Nothing hereunder shall preclude Lessor from selling any of the Leased Property or assigning or transferring its interest hereunder, provided the new owner or assignee expressly assumes Lessor’s obligations under this Lease.
          22.1. Attornment. Lessee shall insert in a sublease permitted under this Section 22 provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Lessor hereunder, (b) in the event this Lease shall terminate before the expiration of such sublease, the sublessee thereunder at Lessor’s option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder, as a result of the termination of this Lease, and (c) in the event the sublessee receives a written Notice from Lessor or Lessees assignees, if any, stating that Lessee is in default under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such Notice, or as such party may direct. All rents received from the sublessee by Lessor or Lessor’s assignees, if any, as the case may be, shall be credited against the amounts owing by Lessee under this Lease.
          22.2. Sublease Limitation. Anything contained in this Lease to the contrary notwithstanding, Lessee shall not sublet the Leased Property on any basis, such that the rental to be paid by the sublessee thereunder would be based, in whole or in part, on either (i) the income or profits derived by the business activities of the sublessee, or (ii) any other formula such that any portion of the sublease rental received by Lessor would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.
          22.3. Permitted Acts. Anything contained in this Lease to the contrary notwithstanding, Lessee shall have the right at any time during the Term, without first seeking Lessor’s consent, to enter into rental agreements with residents of the Facilities, and execute any documents necessary in connection therewith. Provided, however, but for the fact that Lessor’s consent need not be obtained in such situations, all other restrictions and provisions contained in this Article XXII or elsewhere in this Lease shall apply.
ARTICLE XXIII
     23. Compliance with Mortgage. Lessee shall comply with all applicable provisions of any Facility Mortgage, and shall comply with any reasonable request for information (including, without limitation, any financial information that may not be expressly required in this Lease) from any Facility Mortgagee.
ARTICLE XXIV
     24. Lessor’s Right to Inspect; Officer’s Certificates; Books and Records.
          24.1. Lessor’s Right to Inspect. Lessee shall permit Lessor and its authorized representatives to inspect the Leased Property as well as Lessee’s books and records on reasonable notice (twenty-four (24) hours prior notice shall be deemed reasonable) during usual business hours subject to any security, health, safety or confidentiality requirements of Lessee or any Legal Requirements or Insurance Requirements.
          24.2. Officer’s Certificates. At any time from time-to-time upon not less than ten (10) days Notice by Lessor, Lessee will furnish to Lessor a certified written certificate from a duly authorized officer of Lessee certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which Rent has been paid and such other information concerning this Lease as may be reasonably requested by Lessor and/or any Facility Mortgagee. Any such certificate furnished, whether pursuant to this Section 24.2 or some other provision in this Lease, may be relied upon by Lessor, any prospective purchaser of the Leased Property and Facility Mortgagee.
          24.3. Books and Records. In addition to all other obligations to provide financial information contained elsewhere in this Lease, Lessee will furnish the following to Lessor:
     (a) Lessee shall keep adequate books and records of account with respect to the Leased Property and each Facility in accordance with GAAP, or in accordance with other methods elected by Lessee from time to time and reasonably acceptable to Lessor (such as the tax basis method of accounting, consistently applied) and Lessee shall furnish to Lessor: (i) quarterly operating statements of each Facility (the “Periodic Operating Statements”) detailing the revenues received, the expenses incurred and the net operating income for that quarter and containing appropriate year to date information, the Periodic Operating Statements to be provided within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year and within ninety (90) days after the end of the fourth fiscal quarter of each fiscal year; and (ii) an annual operating statement of each Facility (the “Annual Operating Statement”) detailing the total revenues received, total expenses incurred, and total net operating income, the Annual Operating Statement to be provided within ninety (90) days after the close of each fiscal year of the Lessee.
     (b) In addition to the financial reports specified in the preceding paragraph, with respect to the Leased Property, Lessee also shall deliver occupancy reports listing the number of units, the percentage of occupancy, and the gross revenue from residents (the “Occupancy Information”), prepared and certified by Lessee to Lessor (and upon request any Facility Mortgagee) as true and correct, such Occupancy Information to be provided on a quarterly basis, within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year and within ninety (90) days after the end of the fourth fiscal quarter of each fiscal year.
     (c) Notwithstanding the foregoing. Lessor shall have the option, which may be exercised by written notice to Lessee, to require Lessee to furnish the Periodic Operating Statements and the Occupancy Information on a monthly basis (within thirty (30) days after the end of each calendar month) for a period of twelve successive calendar months, commencing with the first full calendar month following the date of such notice.
     (d) To the extent that Lessee, or any Controlling Entity of Lessee, is required by any regulatory agency to file financial statements or reports, within ten (10) calendar days of such filing, Lessee shall deliver to Lessor a copy of any such filing(s) and report(s). To the extent prepared, Lessee shall also provide to Lessor on an annual basis, copies of such financial statements and/or reports and/or filings (whether audited or unaudited, depending on the practice of such entities) prepared by any Controlling Entity.
     (e) Lessee shall provide to Lessor (i) quarterly operating statements (unaudited) of Lessee, detailing the revenues received, the expenses incurred and the net operating income for that quarter and containing appropriate year to date information, to be provided within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year and within ninety (90) days after the end of the fourth fiscal quarter of each fiscal year; and (ii) an annual operating statement (audited) of Lessee, detailing the total revenues received, total expenses incurred, and total net operating income, to be provided within ninety (90) days after the close of each fiscal year of the Lessee.
     (f) Without limiting any of the foregoing, within one hundred twenty (120) calendar days following each Calendar Year, Lessee shall deliver to Lessor a certified report, reasonably acceptable to the Lessor and certified by the chief financial officer of the Lessee, setting forth the Gross Revenues for each Facility for the calendar year immediately preceding (“Officer’s Certificate”).
     Whether or not expressly stated elsewhere above in this Section 24.3, all information, reports, filings, etc. provided by Lessee to Lessor under this Section 24.3 shall be (i) prepared in accordance with GAAP, and (ii) accompanied with a written certificate from a duly authorized officer of Lessee certifying that to the best knowledge of the officer executing such certificate, all accompanying information is true and complete. Lessee may satisfy the reporting requirements with respect to providing quarterly and annual consolidated financial statements of Lessee by the timely filing of all required financial reports with the SEC by Extendicare. However, in the event that Extendicare ceases to file all such required financial reports with the SEC, Extendicare shall remain obligated for all the reporting requirements to Lessor hereunder, and shall furnish the applicable quarterly and annual reports directly to Lessor. In addition to all of the items expressly identified and required elsewhere in this Section 24.3 (or elsewhere in this Lease), Lessee shall promptly comply with any request by Lessor or any Facility Mortgagee for the production of additional financial information (whether relating to Lessee, or a Controlling Entity of Lessee) as may be reasonably deemed relevant or prudent by Lessor and/or any Facility Mortgagee, provided, however, that such requests for additional information pursuant to the immediately preceding sentence (a) shall not require further detail or unconsolidated financial analysis than is provided pursuant to any filings with the SEC completed by Extendicare, and (b) are customary in form and content and not unreasonably or unusually burdensome to produce.
ARTICLE XXV
     25. No Waiver. The waiver by Lessor or Lessee of any term, covenant or condition in this Lease shall not be deemed to be a waiver of any other term, covenant or condition or any subsequent waiver of the same or any other term, covenant or condition contained in this Lease. The subsequent acceptance of Rent hereunder by Lessor or any payment by Lessee shall not be deemed to be a waiver of any preceding default of any term, covenant or condition of this Lease, other than the failure to pay the particular amount so received and accepted, regardless of the knowledge of any preceding default at the time of the receipt or acceptance.
ARTICLE XXVI
     26. Remedies Cumulative. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor of any or all of such other rights, powers and remedies.
ARTICLE XXVII
     27. Acceptance of Surrender. No surrender to Lessor of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.
ARTICLE XXVIII
     28. No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or pay interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.
ARTICLE XXIX
     29. Conveyance by Lessor. If Lessor or any successor Lessor of the Leased Property shall convey the Leased Property or assign its interest herein in accordance with the terms hereof other than as security for a debt, provided the new Lessor has agreed in writing for the benefit of Lessee to be bound by all of the terms and conditions hereof, Lessor or such successor Lessor, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new Lessor.
ARTICLE XXX
     30. Quiet Enjoyment. So long as Lessee shall pay all Rent as the same becomes due and shall comply with all of the terms of this Lease and perform its obligations hereunder, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all covenants, conditions, restrictions, easements and all other matters affecting title, whether or not of record, the conditions and limitations expressly set forth herein, and any and all matters created by or known to Lessee.
ARTICLE XXXI
     31. Notices. All notices, demands, requests, consents, approvals and other communications (“Notice” or “Notices”) hereunder shall be in writing and served upon the party being served either by (i) personal delivery, (ii) registered or certified mail, return receipt requested and postage prepaid, (iii) overnight delivery service, or (iv) facsimile transmission addressed to the respective parties, as follows:

If to Lessor:
LTC Properties, Inc.
Attn: Chief Executive Officer
22917 Pacific Coast Highway, #350
Malibu, CA 90265
Facsimile: (805) 981-8663
with a copy to:
Reed Smith LLP
599 Lexington Avenue, 29th Floor
New York, NY 10022
Attention: Herbert Kozlov
Facsimile: (212) 521-5450
If to Extendicare or ALC:
Extendicare Health Services, Inc.
111 West Michigan Street
Milwaukee, WI 53203-2903
Attention: General Counsel
Facsimile: (414) 908-8481
with a copy to:
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5367
Attention: Hugh J. O’Halloran
Facsimile: (414) 297-4900
or to such other address or person as either party may hereafter designate by a Notice pursuant to this Section. In all instances, Notice shall be deemed effective upon proof of receipt (in the case of Notice via facsimile, proof of receipt shall be established by electronic confirmation of a successful transmission).
ARTICLE XXXII
          32.1. Lessor May Grant Liens. Lessor may, subject to the terms and conditions set forth below in this Section 32.1, from time to time, directly or indirectly, create or otherwise cause to exist any lien or encumbrance or any other change of title (“Encumbrance”) upon the Leased Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing. Upon the reasonable request of Lessor, Lessee shall subordinate this Lease to the lien of a new mortgage on the Leased Property, on the condition that the proposed mortgagee executes a non-disturbance agreement recognizing this Lease and agreeing, on customary and commercially reasonable terms and conditions, for itself and its successors and assigns, to comply with the provisions of this Article XXXII. Lessee shall subordinate its interest to any such Encumbrance, provided, however, that such future Encumbrance shall provide that it is subject to the rights of Lessee under this Lease and that it will enter into a nondisturbance agreement or customary and commercially reasonable terms and conditions upon a foreclosure sale or transfer in lieu thereof; provided, however, that any such purchaser or transferee shall take title subject to Lessee’s rights hereunder, and provided further that any holder of an Encumbrance shall (a) give Lessee the same notice, if any, given to Lessor of any default or acceleration of any obligation underlying any such mortgage or any sale in foreclosure under such mortgage, (b) permit Lessee to cure any such default on Lessor’s behalf within any applicable cure period, and Lessee shall be reimbursed by Lessor or shall be entitled to offset against Rent payments next accruing or coming due for any and all costs incurred in effecting such cure, including without limitation out-of-pocket costs incurred to effect any such cure (including reasonable attorneys’ fees), (c) permit Lessee to appear and to bid at any sale in foreclosure made with respect to any such mortgage, and (d) provided that in the event of a foreclosure of all or any portion of the Leased Property by a Facility Mortgagee, that the Facility Mortgagee shall be bound by the terms and provisions of this Lease (provided Lessee is not then in default of its obligations hereunder). Without in any way diminishing Lessee’s responsibilities set forth elsewhere in this Lease with respect to the removal of liens affecting any part of the Leased Property, Lessor hereby represents and warrants to Lessee that Lessor is not a party to any other voluntary monetary liens or encumbrances affecting all or any portion of the Leased Property, and has not received (at its offices in Malibu, California) written notice of the existence of any involuntary monetary liens or encumbrances placed upon the Leased Property.
          32.2. Breach by Lessor. It shall be a breach of this Lease if Lessor fails to observe or perform any term, covenant or condition of this Lease on its part to be performed, and such failure shall continue for a period of thirty (30) days, after written Notice thereof from Lessee, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Lessor, within said thirty (30) day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof. The time within which Lessor shall be obligated to cure any such failure shall also be subject to extension of time due to the occurrence of any Unavoidable Delay.
ARTICLE XXXIII
          33.1. Right of Substitution. Provided that there is no Event of Default existing under either of the Master Leases, then subject to the terms and conditions set forth in this Section 33, Lessee may substitute into the Lease one, or more, of the 122 assisted living facilities owned and operated by ALC prior to Extendicare’s acquisition of ALC (a “Substitute Facility”). Lessee may effect such a substitution in the event that (a) the Facility to be substituted under the Lease becomes unprofitable to operate by Lessee based on Lessee’s reasonable commercial judgment, or (b) the Facility to be substituted loses any licenses necessary to operate the same as an assisted living facility under applicable state laws (such loss of licensure not being deemed an Event of Default, provided Lessee consummates a substitution in accordance with this Lease with respect to such unlicensed Facility).
          33.2. Upon a minimum of ninety (90) days prior written notice to Lessor (a “Substitution Notice”, which Substitution Notice shall include the information called for in Exhibit B hereto and shall be in a form reasonably acceptable to Lessor) of Lessee’s intent to effect such substitution, Lessee shall have the right to substitute into the Lease a Substitute Facility provided that all of the following additional conditions with regard to such Substitute

Facility are met both at the time of the Substitution Notice and at the time of the closing of the substitution (any Substitute Facility satisfying said conditions shall be referred to as a “Qualifying Substitute Facility”): (i) the Substitute Facility has an equal or greater number of assisted living units as the original Facility being substituted out; (ii) the EBITDARM of the Substitute Facility for each of the trailing three (3) months and the trailing twenty-four (24) months, respectively, is equal to or greater than that of facility being substituted out; (iii) the Substitute Facility is free of any encumbrances or liens other than municipal and zoning ordinances and agreements entered thereunder, recorded building and use restrictions, recorded easements and similar matters of record, and unrecorded leases and occupancy agreements (such matters affecting title, the “Facility Encumbrances”), none of which, considered individually or on a combined basis, adversely affect or diminish the use, value or operation of the Substitute Facility, and none of which differ materially in content, purpose or effect from the Facility Encumbrances affecting title to the facility being substituted out; (iv) the Substitute Facility shall be in compliance with all state and federal regulations, including all licensing and operating requirements, all state and local building and zoning codes, and all other requirements necessary to operate the Substitute Facility as an assisted living facility; (v) the Substitute Facility shall be in compliance with all state and federal regulations and all other requirements necessary to allow a change of ownership (vi) the Substitute Facility shall be in material compliance with any applicable laws, rules or regulations governing the use, handling, storage and disposal of hazardous substances and that prior to the substitution Lessee has delivered a Phase I Environmental report dated no more than six (6) months prior to the effective date of such substitution evidencing such compliance; (vi) there have been no more than two (2) prior substitutions under the Lease or this Article XXXIII consummated within the twelve (12) months preceding the date of the closing of the proposed substitution, and (vii) the Substitute Facility shall be in good physical and mechanical condition and repair and shall not require any capital improvements or repairs in excess of $30,000, which capital improvements shall either (a) be funded by Lessee without reimbursement by Lessor, or (b) if funded or otherwise paid for by Lessor, be treated as an expansion of the Facility in question as provided by Article XXXV and result in the adjustments to Minimum Rent provided for in Section 3.1, and in any event shall be undertaken and diligently pursued to completion by Lessee within six (6) months of consummation of the substitution.
          33.3. Each substitution under this Lease shall be treated as an exchange of property, with the result being that Lessor shall be the owner of the real property and improvements thereon of the Qualifying Substitute Facility and that Lessee shall be the owner of the real property and improvements thereon of the facility being substituted out of the Lease (the “Substituted Facility”). In connection with the foregoing, Lessor shall have the Substituted Facility, on or before the date of substitution, released from any and all liens and encumbrances securing monetary obligations.
          33.4. Lessee agrees to pay all of Lessor’s reasonable costs and out-of-pocket expenses in connection with good-faith efforts to consummate any substitution hereunder, whether or not such substitution is completed, excepting any principal and accrued interest to pay off monetary obligations secured by liens or encumbrances against the Substituted Facility. In addition, in lieu of Lessor charging Lessee for the actual time and efforts of its staff in processing a substitution hereunder, each time Lessee delivers a Substitution Notice, together with that Substitution Notice, Lessee shall remit to Lessor the sum of Ten Thousand Dollars ($10,000) as a

flat and non-accountable fee to reimburse Lessor for its internal overhead costs and overhead expenses devoted to effecting a substitution.
          33.5. Lessee shall not have the right to effect a substitution of a Facility if any monetary lien on the Facility may not be voluntarily prepaid by Lessor. Without limitation to the foregoing, Lessee shall be responsible for all acceleration or prepayment charges (but not principal and accrued interest charges) incurred by Lessor in connection with effecting a payoff of any liens or encumbrances. Lessee shall have the right to inquire of Lessor regarding the existence of, and Lessor shall provide a written statement summarizing, the then currently applicable acceleration or prepayment charges associated with payoff of any liens or encumbrances affecting any Facility Lessee is considering substituting, such summary to be provided to Lessee prior to its election, if any, to deliver a Substitution Notice to Lessor.
          33.6. Notwithstanding any of the forgoing, Lessee shall not have the right to close any substitution of a Facility under this Lease during the last twenty-four (24) months of the Term (or any Extended Term) of this Lease unless Lessee has given Lessor its notice to extend the Term of this Lease.
          33.7. Lessee hereby agrees that it shall close, divest itself of, or lease the Substituted Facility to an unaffiliated third-party, but in any event Lessee and its affiliates shall permanently cease to operate the Substituted Facility as an assisted living or other healthcare related facility within one (1) year of the effective date of such substitution. Lessee’s failure to do so shall constitute an Event of Default under this Lease.
          33.8. Lessor and Lessee hereby agree that the substitution as set forth in this Section 33 represents the entire consideration for such Qualifying Substitute Facility and that there shall be no alteration of any Minimum Rent due under this Lease to Lessor, and neither Lessor nor Lessee shall be entitled any other consideration whether in the form of cash or otherwise.
ARTICLE XXXIV
          34.1. Options to Extend. Provided there exists no uncured Event of Default under the Master Leases (excepting stemming from a loss of any licenses necessary to operate a Facility as an assisted living facility under applicable state laws, which loss of licensure shall not be deemed an Event of Default for purposes hereof provided Lessee consummates a substitution in accordance with Article XXXIII hereto with respect to the unlicensed Facility within one hundred twenty (120) days of such loss of license), Lessee shall have the right to extend the term of this Lease for up to three (3) separate additional periods of ten (10) years each (each, an “Extended Term”), commencing immediately following the end of the Initial Term or the immediately preceding Extended Term. The option to extend this Lease must be exercised in writing not later than twelve (12) months prior to the end of the Initial Term or the then-current Extended Term. Time is of the essence as to providing timely notice of exercise. The Lease during any Extended Terms shall be on the same terms and conditions as applied during the Initial Term, except that:

     34.1.1 The Minimum Rent during the first year of the first Extended Term shall be increased by the greater of (a) two percent (2%) over the final Minimum Rent due in the last year of the Initial Term, or (b) the sum of the final Minimum Rent due during the first year of the Lease less $70,000 plus $280,000, with such sum being multiplied by a fraction, the numerator of which is the CPI of the second to last month of the Initial Term (i.e., November 2014) and the denominator is the CPI of November 2004. For purposes of this Lease “CPI” shall mean and refer to the Consumer Price Index published by the Bureau of Labor Statistics of the Department of Labor, U.S. Cities Average, All Items (1982-84=100); provided, however, that if compilation of the CPI is discontinued or transferred to any other governmental department or bureau, then the index most nearly the same as the CPI shall be used.
     34.1.2 The Minimum Rent during the first year of the second Extended Term shall be increased by the greater of (a) two percent (2%) over the final Minimum Rent due in the last year of the first Extended Term, or (b) the final Minimum Rent due during the first year of the first Extended Term, multiplied by a fraction, the numerator of which is the CPI of the second to last month of the first Extended Term (i.e., November 2024) and the denominator is the CPI of November 2014.
     34.1.3 The Minimum Rent during the first year of the third Extended Term shall be increased by the greater of (a) two percent (2%) over the final Minimum Rent due during the last year of the second Extended Term, (b) the Minimum Rent due during the first year of the second Extended Term, multiplied by a fraction, the numerator of which is the CPI of the second to last month of the second Extended Term (i.e., November 2034) and the denominator is the CPI of November 2024, or (c) an amount necessary to cause such Minimum Rent to be equal to Fair Market Rent, which shall be determined as set forth on Exhibit C attached hereto.
     34.1.4 On each January 1, during the second through tenth year of each Extended Term, the Minimum Rent payable with respect to this Lease shall increase by two percent (2%) per annum over the final Minimum Rent due in the preceding Lease Year.
ARTICLE XXXV
     35. Expansion of Leased Properties. Lessee will work cooperatively with Lessor to expand the number of living Units, at mutually agreed upon Leased Properties, with each party acting in good faith based upon the exercise of its commercially reasonable judgment in light of, among other things, facility occupancy rates, operating costs, and resident revenues. Prior to commencing any such expansion, Lessee and Lessor shall agree upon a development plan outlining the costs and timelines for such expansion. All costs for such expansion shall be paid for by Lessor when such expansion is completed having a certification of occupancy and licensure of the additional Units. All expenditures must be jointly approved by Lessee and Lessor, with each party acting in good faith based upon the exercise of its commercially reasonable judgment. The monthly Minimum Rent for any Leased Property that has been expanded shall be adjusted and increased by increasing the Minimum Rent by an amount equal to (a) nine and one-half percent (9.5%) plus the positive difference, if any, between the average for the last five (5) business days prior to funding of the yield on the U.S. Treasury 10-year note minus 420 basis points (expressed as a percentage), multiplied by (b) the amounts actually paid to third parties by or on behalf of Lessee, and reimbursed by Lessor, to complete the expansion. The foregoing adjustment to the Minimum Rent shall occur on the first day of the month during which such funding occurred. Subject to the provisions of this Section 35, Lessor’s funding of any expansion to the Leased Properties shall be limited to $5,000,000.00 in any calendar year.
ARTICLE XXXVI
          36. Miscellaneous.
     36.1. Survival of Obligations. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee or Lessor arising prior to any date of termination of this Lease shall survive such termination.
     36.2. Late Charges; Interest. If any interest rate provided for in any provision of this Lease is based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate.
     36.3. Transfer of Obligations. Upon the expiration or earlier termination of the Term, Lessee shall use its best efforts to transfer to Lessor or Lessor’s nominee (or to cooperate with Lessor or Lessor’s nominee in connection with the processing by Lessor or Lessor’s nominee of any applications for) all licenses, operating permits and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental entities which may be necessary for the operation of each Facility; provided that the costs and expenses of any such transfer or the processing of any such application shall be paid by Lessor or Lessor’s nominee.
     36.4. Addendum, Amendments and Exhibits. All addenda, amendments and exhibits attached to this Lease are hereby incorporated in this Lease and made a part of this Lease.
     36.5. Headings. The headings and paragraph titles in this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease.
     36.6. Time. Time is of the essence of this Lease and each and all of its provisions.
     36.7. Applicable Law. This Lease shall be governed by and construed in accordance with the laws of the State of New York, but not including its conflicts of laws rules; thus the law that will apply is the law applicable to a transaction solely within the State of New York.

     36.8. Successors and Assigns. The covenants and conditions contained in this Lease shall, subject to the provisions regarding conveyance by Lessor (Article XXIX), apply to and bind the heirs, successor, executor, administrators and assigns of Lessor and Lessee.
     36.9. Limits of Lessor’s and Lessee’s Liability. Lessee specifically agrees to look solely to Lessor’s interest in the Leased Property Lessor for recovery of any judgment against Lessor relating to this Lease, it being specifically agreed that neither the assets of Lessor, nor any constituent shareholder, officer or director of Lessor shall ever be personally liable for any such judgment or the payment of any monetary obligation to Lessee. Furthermore, in no event shall Lessor (original or successor) ever be liable to Lessee for any indirect or consequential damages suffered by Lessee from whatever cause. Lessor specifically agrees to look solely to the assets of Lessee for recovery of any judgment against Lessee, it being specifically agreed that no constituent shareholder, officer or director of Lessee shall ever be personally liable for any such judgment or the payment of any monetary obligation to Lessor. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Lessor might otherwise have to obtain injunctive relief against Lessee or Lessee’s successors in interest, or any action not involving the personal liability of Lessee (original or successor). Furthermore, in no event shall Lessee (original or successor) ever be liable to Lessor for any indirect or consequential damages suffered by Lessor from whatever cause.
     36.10. Prior and Future Agreements. This Lease, all addenda, amendments and exhibits attached contain the entire agreement of Lessor and Lessee with respect to the subject matter covered or mentioned in this Lease, and no prior or contemporaneous agreements or understanding pertaining to any such matters shall be effective for any purpose. No provision of this Lease may be amended or supplemented except by an agreement in writing signed by both Lessor and Lessee or their respective successor in interest. This Lease shall not be effective or binding on any party until fully executed by both Lessor and Lessee.
     36.11. Partial Invalidity. Any provision of this Lease which shall be held by a court of competent jurisdiction to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision or term of this Lease, and such other provision or terms shall remain in full force and effect.
     36.12. Attorneys Fees. In the event of any action or proceeding brought by one party against the other under this Lease, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs in such action or proceeding from the other party, including all reasonable attorneys’ fees incurred in connection with any appeals, and any post-judgment reasonable attorneys’ fees incurred in efforts to collect on any judgment.
     36.13. Authority of Lessor and Lessee. Lessor and Lessee each hereby represent and warrant that the individuals signing on its behalf are duly authorized to execute and deliver this Lease in their respective capacities, and that this Lease is binding upon the entity for which it has been executed.
     36.14. Relationship of the Parties. Nothing contained in this Lease shall be deemed or construed by Lessor or Lessee, nor by any third party, as creating the relationship of principal and agent or a partnership, or a joint venture by Lessor or Lessee, it being understood and agreed that no provision contained in this Lease nor any acts of Lessor and Lessee shall be deemed to create any relationship other than the relationship of landlord and tenant.
     36.15. Counterparts; Signatures by Facsimile. This Lease may be executed in one or more separate counterparts, each of which, once they are executed, shall be deemed to be an original. Such counterparts shall be and constitute one and the same instrument. The parties may accept and rely upon signatures delivered via facsimile.
     36.16. Brokers. Lessor and Lessee each warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease and it knows of no real estate broker or agent who is entitled to a commission in connection with this Lease. Lessor and Lessee hereby agree to indemnify the other and to hold the other harmless from and against any and all costs, expenses, claims, damages, suits, including attorneys’ fees, in any way resulting from claims or demands for commissions or other compensation from any real estate brokers claiming through such party with respect to this Lease.
     36.17. Condition on Termination. Upon any termination of the Lease or any abandonment for whatever reason by Lessee of the Leased Property, Lessee shall deliver up to Lessor the Leased Property in substantially the same or better condition than it was at the commencement of the Lease, reasonable wear and tear only excepted, and in a clean and sanitary state.
[SIGNATURES CONTAINED ON FOLLOWING PAGE]

     WHEREFORE, each of the parties has accepted and agreed by affixing their respective authorized signatures below as of the date first above written.

“LESSOR”	LTC PROPERTIES, INC., a Maryland corporation

	By:	/s/ Wendy L. Simpson

	Name:	Wendy L. Simpson
	Title:	Chief Financial Officer

TEXAS-LTC LIMITED PARTNERSHIP, a Texas limited partnership By: L-TEX GP, INC., its general partner

	By:	/s/ Wendy L. Simpson

	Name:	Wendy L. Simpson
	Title:	Chief Financial Officer

“LESSEE”	ASSISTED LIVING CONCEPTS, INC., a Nevada corporation

	By:	/s/ Richard Bertrand

	Name:	Richard Bertrand

	Title:	CFO and Senior Vice President

EXTENDICARE HEALTH SERVICES, INC., a Delaware corporation

	By:	/s/ Richard Bertrand

	Name:	Richard Bertrand

	Title:	CFO and Senior Vice President

SCHEDULE OF EXHIBITS

Exhibit A	Legal Descriptions
Exhibit B	Form of Notice of Substitution
Exhibit C	Fair Market Rent Provisions
Exhibit D	Memorandum of Understanding dated January 31, 2005

EXHIBIT “A-1”
LEGAL DESCRIPTION
Maurice—1719 W Main Street, Millville, NJ
ALL THAT CERTAIN TRACT, PARCEL AND LOT OF LAND LYING AND BEING SITUATE IN THE CITY OF MILLVILLE, COUNTY OF CUMBERLAND, STATE OF NEW JERSEY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:
BEGINNING AT A POINT IN THE SOUTH LINE OF MAIN STREET (66 FEET WIDE), SAID BEGINNING POINT HAVING THE FOLLOWING TWO COURSES, (1) SOUTH 73 DEGREES 30 MINUTES EAST 310.12 FEET FROM THE CENTER OF KING AVENUE AS MEASURED ALONG THE CENTER OF MAIN STREET, (2) SOUTH 4 DEGREES 35 MINUTES WEST 33.73 FEET TO THE SOUTH LINE OF MAIN STREET AND THE POINT OF BEGINNING AND EXTENDING; THENCE
(1) SOUTH 73 DEGREES 30 MINUTES EAST, ALONG THE SOUTH LINE OF MAIN STREET, 51.38 FEET TO A POINT; THENCE
(2) SOUTH 4 DEGREES 35 MINUTES WEST, ALONG LOT 3, 163.70 FEET TO A POINT; THENCE
(3) SOUTH 80 DEGREES 59 MINUTES, 36 SECONDS EAST, ALONG SAME, 97.84 FEET TO A POINT;
(4) SOUTH 4 DEGREES 35 MINUTES WEST, ALONG LOTS 6, 5 & 4, 858.22 FEET TO A POINT; THENCE
(5) SOUTH 73 DEGREES 30 MINUTES EAST, ALONG LOT 4, 261.0 FEET TO A POINT; THENCE
(6) SOUTH 4 DEGREES 35 MINUTES WEST, ALONG LOT 10, 116.0 FEET TO A POINT; THENCE
(7) NORTH 73 DEGREES 30 MINUTES WEST, ALONG LOT 44, 361.0 FEET TO A POINT; THENCE
(8) NORTH 4 DEGREES 35 MINUTES EAST, ALONG LOT 45, 109.3 FEET TO A POINT; THENCE
(9) NORTH 73 DEGREES 30 MINUTES WEST, ALONG SAME, 162.90 FEET TO A POINT; THENCE
(10) NORTH 4 DEGREES 10 MINUTES, 49 SECONDS EAST, ALONG LOT 1, 863.84 FEET TO A POINT; THENCE
(11) SOUTH 85 DEGREES 49 MINUTES 11 SECONDS EAST 116.50 FEET TO A POINT; THENCE
(12) NORTH 4 DEGREES 35 MINUTES EAST 120 FEET TO THE SOUTH LINE OF MAIN STREET AND THE POINT OF BEGINNING.
BEING ALSO KNOWN AS (REPORTED FOR INFORMATIONAL PURPOSES ONLY):
LOT 2.01, BLOCK 42, ON THE OFFICIAL TAX MAP OF MILLVILLE CITY

EXHIBIT “A-2”
LEGAL DESCRIPTION
Reed—2506 Third Avenue, N. Denison, IA
LOT ELEVEN (11), EASTBROOK ADDITION TO THE CITY OF DENISON, CRAWFORD COUNTY, IOWA.

EXHIBIT “A-3”
LEGAL DESCRIPTION
Annabelle—917 Ustick Road, Caldwell, ID
The South 390 feet of the East 340 feet of the following described property:
A portion of the Southeast Quarter of the Southwest Quarter of Section 34, Township 4 North, Range 3 West of the Boise Meridian, Canyon County, Idaho more particularly described as follows:
     Beginning at the Southwest corner of the said Southwest Quarter of the Southeast Quarter; thence
     North 89°20'30" East along the South boundary of said Section, 365 feet, more or less to the centerline of a drain ditch; thence traversing the said centerline
     North 01°41'45" East 727.05 feet more or less to the centerline of the Caldwell Low Line Canal; thence
     Northwesterly along the centerline of the Caldwell Low Line Canal to the West line of the Southwest Quarter of the Southeast Quarter of said Section 34; thence
     Southerly along aforesaid West Line to the POINT OF BEGINNING.
EXCEPT that portion dedicated to the City of Caldwell by Dedication Deed, recorded December 10, 1996 as Instrument No. 9640235 as follows:
COMMENCING at the Southwest corner of Section 34; said point lies
     South 89°20'30" West 2649.73 feet from the South Quarter corner of Section 34; thence
     North 89°20'30" East 1376.85 feet; thence
     North 01°31'00" East 26.02 feet to the TRUE POINT OF BEGINNING; thence
     North 01°31'00" East 15.01 feet; thence
     North 89°20'30" East 340.00 feet; thence
     South 01°31'00" West 15.01 feet; thence
     South 89°20'30" West 340.00 feet to the TRUE POINT OF BEGINNING.

EXHIBIT “A-4”
LEGAL DESCRIPTION
Clearwater—715 W. Comstock, Nampa, ID
A portion of Block 10, HOME SUBDIVISION, Canyon County, Idaho, according to the plat filed in Book 4 of Plats, Page 47, records of said County, situate in the North Half of the North Half of the East Half of the Southwest Quarter of the Southwest Quarter of Section 16, Township 3 North, Range 2 West, Boise Meridian, Canyon County, Idaho, being more particularly described as follows:
COMMENCING at the Northeast corner of the Southwest Quarter of the Southwest Quarter of said Section 16; thence
     South 00° 32' 10" West a distance of 30 feet along the Easterly boundary of the Southwest Quarter of the Southwest Quarter of said Section 13 to the Southeast corner of COMSTOCK ACRES NO. 1 SUBDIVISION, Canyon County, Idaho, according to the plat filed in Book 7 of Plats, Page 17, records of said County; thence
     North 89° 52' 25" West a distance of 400.78 feet along the Southerly boundary of said COMSTOCK ACRES NO. 1 SUBDIVISION and the Southerly right of way of W. Comstock Avenue to a point on a line parallel with and 15 feet Southwesterly of the existing top bank of the Pioneer Irrigation Lateral, being the REAL POINT OF BEGINNING; thence
     South 42° 01' 14" East a distance of 163.29 feet along a line parallel with and 15 feet Southwesterly of the existing top of bank of the Pioneer Irrigation Lateral; thence
     South 43° 09' 16" East a distance of 247.51 feet along a line parallel with and 15 feet Southwesterly of the existing top of bank of the Pioneer Irrigation Lateral to a point on the Northerly boundary of ORCHARD DRIVE SUBDIVISION, Canyon County, Idaho, according to the plat filed in Book 14 of Plats, Page 20, records of said County; thence
     North 89° 53' 40" West a distance of 544.18 feet along the Northerly boundary of said ORCHARD DRIVE SUBDIVISION and the Northerly boundary of the ORCHARD ESTATES SUBDIVISION, Canyon County, Idaho, according to the plat filed in Book 19 of Plats, Page 27, records of said County, to the Easterly boundary fine extended of COMSTOCK SUBDIVISION, Canyon County, Idaho, according to the plat filed in Book 20 of Plats, Page 31, records of said County; thence
     North 00° 39' 10" East a distance of 301.47 feet along the Easterly boundary of said COMSTOCK SUBDIVISION to the Southerly boundary of said COMSTOCK ACRES NO. 1 SUBDIVISION and the Southerly right of way of W. Comstock Avenue; thence
     South 89° 52' 25" East a distance of 262.15 feet along the Southerly boundary of said COMSTOCK ACRES NO. 1 SUBDIVISION and the Southerly right of way of W. Comstock Avenue to the REAL POINT OF BEGINNING.

EXHIBIT “A-5”
LEGAL DESCRIPTION
Sylvan—660 W. Honeysuckle Avenue, Hayden, ID
The West 280.00 feet of the East 310.00 feet of the South 420.00 feet of the North 450.00 feet of the Northwest quarter of the Northwest quarter of the Southeast quarter of Section 23, Township 51 North, Range 4 West Boise Meridian, Kootenai County, Idaho.

EXHIBIT “A-6”
LEGAL DESCRIPTION
Warren—1301 Bennett Street, Burley, ID
TOWNSHIP 10 SOUTH, RANGE 23 EAST, BOISE MERIDIAN, CASSIA COUNTY, IDAHO
Section 21: Part of the W1/2SW1/4, more particularly described as follows:
Beginning at the Southeast corner of the SW1/4SW1/4 of said Section 21, said corner marked by an iron pipe;
Thence North 89°05'18" West along the South line of Section 21 for a distance of 99.00 feet;
Thence North 00°07'03" West for a distance of 1180.25 feet to a 1/2" rebar which shall be the Point of Beginning;
Thence South 89°51'34" West (South 89°55'20" West, rec.) for a distance of 415.33 feet to a 1/2" rebar;
Thence North 00°04'19" West (North 0°02'40" West, rec.) along the East right-of-way of Bennett Street for a distance of 264.08 feet to a 1/2" rebar;
Thence North 89°58'55" East for a distance of 250.04 feet to a 1/2" rebar;
Thence South 00°04'34" East (South 0°04'47" East, rec.) for a distance of 22.66 feet to a 1/2" rebar;
Thence South 89°36'51" East (South 89°33'18" East, rec.) for a distance of 165.11 feet (165.05 feet, rec.) to a 1/2" rebar;
Thence South 00°07'03" East for a distance of 239.36 feet (239.34 feet, rec.) to the Point of Beginning.
TOGETHER WITH all water and water rights, ditches and ditch rights used thereon or appurtenant thereto.
ALL IN CASSIA COUNTY, STATE OF IDAHO

EXHIBIT “A-7"
LEGAL DESCRIPTION
Caldwell—2900 Corporate Drive, Troy, OH
Situate in the City of Troy, County of Miami and State of Ohio and being Inlot Numbered Eight Thousand Three Hundred Fifty-Two (8352) in said City of Troy, as recorded in Plat Book 17, Page 121 and 121A, Miami County, Recorder’s Plat Records.

EXHIBIT “A-8”
LEGAL DESCRIPTION
River Bend—900 Pirate Drive, Wheelersburg, OH
Situated in the State of Ohio, County of Scioto, Township of Porter, in the Northeast Quarter of Section 18, Township 2 North, Range 20 West, Congress Lands and being 11.909 acres of land out of a tract of land conveyed as First Tract, an Undivided One-Sixth (1/6) interest to each of the following: Oron E. Gleim, Ann Wear, Margaret R. Runyon, Kathryn R. Meade, Helen R. Sewall and Sophia C. Gleim by deed of record in Deed Book 669, Page 286, Recorder’s Office, Scioto County, Ohio and bounded and described as follows:
Beginning, for reference, at a 1" I.D. iron pipe found in the west line of the Northeast Quarter of said Section 18, in the east line of the Northwest Quarter of said Section 18, at the northwest corner of a 5.00 acre tract of land conveyed to Wheelersburg Board of Education by deed of record in Deed Book 792, Page 464, Recorder’s Office, Scioto County, Ohio, and in the south right-of-way line of Pirate Drive (60 feet wide);
thence S 84° 02' 07" E along the north line of said 5.00 acre tract and along the south right-of-way line of Pirate Drive a distance of 226.97 feet to 1-1/2" I.D. iron pipe found at the northeast corner of said 5.00 acre tract and at the true place of beginning of the tract herein intended to be described;
thence continuing S 84° 02' 07" E along the south right-of-way line of Pirate Drive a distance of 333.77 feet to a #4 rebar found at the northwest corner of a 0.624 acre tract of land conveyed as Tract Four to Patricia K. Staker by deed of record in Deed Book 897, Page 58, Recorder’s Office, Scioto County, Ohio;
thence S 12° 11' 29" W crossing said original First Tract along the west line of said 0.624 acre tract a distance of 198.40 feet to a #4 rebar found at the southwest corner of said 0.624 acre tract;
thence S 84° 02' 07" E parallel with the south right-of-way line of Pirate Drive and along the south line of said 0.624 acre tract a distance of 133.30 feet to a #4 rebar found at the southeast corner of said 0.624 acre tract and in the west line of a 1.000 acre tract of land conveyed to Randall M. & Connie A. Chamberlin by deed of record in Deed Book 803, Page 905, Recorder’s Office, Scioto County, Ohio;
thence S 14° 32' 49" W with the east line of said 0.624 acre tract extended southerly and with the west line of said 1.000 acre tract a distance of 11.86 feet to a #4 rebar found at the southwest corner of said 1.000 acre tract;
thence S 84° 02' 07" E parallel with the south right-of-way line of Pirate Drive and along the south line of said 1,000 acre tract a distance of 208.00 feet to the southeast corner of said

EXHIBIT “A-8”
LEGAL DESCRIPTION — CONTINUED
River Bend—900 Pirate Drive, Wheelersburg, OH
1.000 acre tract, in the west line of an original 3.872 acre tract of land conveyed to Sandra Inez Willis by deed of record in Deed Book 704, Page 539, Recorder’s Office, Scioto County, Ohio and in the west line of a 0.968 acre tract of land, known as Lot Number 3 on the plat that divides said original 3.872 acre tract, conveyed to James H. & Mary Jean Jarvis by deed of record in Deed Book 851, page 250, Recorder’s Office, Scioto County, Ohio;
thence S 14° 32' 49" W along the east line of said 1.000 acre tract extended southerly, along a portion of the west line of said original 3.872 acre tract, along a portion of the west line of said 0.968 acre tract, known as Lot #3, along the west line of a 0.968 acre tract of land, known as Lot Number 4 on the plat that divides said original 3.872 acre tract, conveyed to Aaron & Kathy Elain Adams by deed of record in Deed Book 827, Page 224, along the west line of a 0.968 acre tract of land, known as Lot Number 5 on the plat that divides said original 3.872 acre tract, conveyed to Brian Phillip Missler and Karen Michele Darnell by deed of record in Deed Book 827, Page 68 and along the west line of a 1.136 acre tract of land conveyed to Robert A. & Sherry A. Martin by deed of record in Deed Book 816, Page 452 a distance of 479.33 feet to the southwest corner of said 1.136 acre tract and at a northwest corner of a 20.9405 acre tract of land conveyed to Kathleen Oakes by deed of record in Deed Book 818, Page 722, all references made to Recorder’s Office, Scioto County, Ohio;
thence S 13° 56' 49" W along a west line of said 20.9405 acre tract a distance of 285.55 feet to a corner of said 20.9405 acre tract and in the south line of said original First Tract;
thence N 83° 30' 06" W along a portion of a north line of said 20.9405 acre tract and along a portion of the south line of said original First Tract a distance of 542.13 feet to the south-east corner of said 5.00 acre tract;
thence N 6° 03' 18" E along the east line of said 5.00 acre tract a distance of 960.66 feet to the true place of beginning;
containing 11.909 acres of land more or less and subject to all easements and restrictions of record.
The above description was prepared by Kevin L. Baxter, Ohio Surveyor No, 7697, of C.F. Bird & R.J. Bull, Inc., Consulting Engineers & Surveyors, Columbus, Ohio, part from an actual field survey performed under his supervision and part from best available Court House Records in August, 1996. Basis of Bearings is the south right-of-way line of Pirate Drive, being S 84° 02' 07" E, as shown of record in Deed Book 792, Page 464, recorder’s Office, Scioto County, Ohio.

EXHIBIT “A-9”
LEGAL DESCRIPTION
Seneca—781 E. County Road 50, Tiffin, OH
Situated in the Township of Clinton, County of Seneca and State of Ohio:
Being a parcel of land situated in parts of Lots Six (6), Seven (7) and Eight (8) of Gist’s Lots (Tiffin Plat Record Volume 1, Page 8), and in the Southeast quarter of Section 20, Clinton Township, Township 2 North, Range 15 East, Seneca County, Ohio, described as follows:
Commencing at a found stone in a monument box marking the centerline intersection of County Road 50 and County Road 13 and the Southeast corner of section 20; thence N 60° 21' 34" W seven hundred eight-nine and sixty-four hundredths (789.64) feet along the centerline of County Road 50 to a set P-K nail marking the Southwesterly corner of a parcel of land now or formerly owned by Gay and Maureen Hohman as described in Deed Volume 400, Page 393 (Judgement Entry) in the Seneca County Recorder’s office, the point of beginning; thence N 60° 21' 34" W four hundred forty-two and eight-four hundredths (442.84) feet along said centerline to a set P-K nail; thence N 00° 13' 59" E five hundred thirty-six and seventy hundredths (536.70) feet to a set iron rod on the most Southerly hundredths (536.70) feet to a set iron rod on the most Southerly right of way of the former Pennsylvania Company railroad, passing a set iron rod on the most Northerly right of way of County Road 50; thence S 60° 27' 42" E four hundred forty-nine and ninety-five hundredths (449.95) feet along said railroad right of way to the Northwesterly corner of said Gary and Maureen Hohman’s parcel; thence S 00° 56' 24" W five hundred thirty-three and ninety-five hundredths (533.95) feet along said Hohman’s Westerly line to the point of beginning.

EXHIBIT “A-10”
LEGAL DESCRIPTION
Chestnut—1065 Johnson Avenue, Newark, OH
Being Lot Number Twelve Thousand Two Hundred Fifty-six (12256), of JOHNSON AVENUE SUBDIVISION, as the same is numbered and delineated upon the recorded plat thereof, of record in Plat Book 15, page 276-277, Recorder’s Office, Licking County, Ohio.

EXHIBIT “A-11”
LEGAL DESCRIPTION
Rutherford—805 Buchanan Street, Fremont, OH
Situated in the State of Ohio, County of Sandusky, City of Fremont, in Quarter Township 2, Township 4 North, Range 15 East, Congress Lands and being 3.000 acres of land in Outlot 48, as shown on the Auditor’s Map of Sandusky County, out of an original 14.550 acre tract of land conveyed to Alan C. & Lenore Machin by deed of record in Deed Book 319, Page 76, Recorder’s Office, Sandusky County, Ohio and bounded and described as follows:
Beginning at a 3/4" I.D. iron pipe set in the west line of said Outlot 48, in the west line of said original 14.550 acre tract, in the east right-of-way line of Buchanan Street (60 feet in width) and in the north line of Little Bark Creek Subdivision, as shown of record in Plat Book 13, Page 14, Recorder’s Office, Sandusky County, Ohio, said iron pipe being S 89° 14' 42" E a distance of 31.98 feet from a railroad spike found at the northeast corner of said Little Bark Creek Subdivision and from the centerline of Buchanan Street;
thence N 21° 02' 20" E along a portion of the west line of said Outlot 48, along a portion of the west line of said original 14.550 acre tract and along the east right-of-way line of Buchanan Street a distance of 271.86 feet to 3/4" I.D. iron pipe set;
thence S 89° 14' 42" E crossing a portion of said Outlot 48 and crossing a portion of said original 14.550 acre tract parallel with and 255.00 feet northerly by perpendicular measurement from the north line of said Little Bark Creek Subdivision a distance of 465.35 feet to a 3/4" I.D. iron pipe set;
thence S 0° 45' 18" W crossing a portion of said Outlot 48 and crossing a portion of said original 14.550 acre tract perpendicular to the north line of said Little Bark Creek Subdivision a distance of 255.00 feet to a 3/4" I.D. iron pipe set in the north line of Lot Number Six Thousand One Hundred Ninety-Three (6193) in said Little Bark Creek Subdivision;
thence N 89° 14' 42" W crossing a portion of Outlot 48, crossing a portion of said original 14.550 acre tract, along a portion of the north line of said Lot No. 6193, along the north line of Lot Number Six Thousand One Hundred Ninety-Two (6192) and along the north line of Outlot 357, as shown on the Auditor’s Map of Sandusky County, a distance of 559.59 feet to the place of beginning;
containing 3.000 acres of land more or less and subject to all easements, restrictions and right-of-ways of record.

EXHIBIT “A-12”
LEGAL DESCRIPTION
Angelina—211 Philip Street, Jacksonville, TX
Being all of that certain lot, tract or parcel of land located in the city of Jacksonville, in the Jose Pineda Survey, Abstract No. 41, Cherokee County, Texas and being a 5.72 acre tract of land, the same tract of land described in Heirship Affidavit, Steve Campbell, beneficiary recorded in Vol. 1251, Page 185 of the Deed Records of Cherokee County, Texas and being the same tract of land described in deed to Evelyn Campbell recorded in Volume 760, Page 598 of the Deed Records of Cherokee County, Texas. Said lot, tract or parcel of land being more particularly described as follows:
BEGINNING at a 1/2" iron rod set at the southeast corner of this tract, the northeast corner of the Steve Campbell tract of land described in Volume 760, Page 598 and Volume 1251, Page 185 DRCCT and in the west line of Phillip Street;
THENCE, S 89° 02' 00" W (Reference Bearing), 438.31 feet along the north line of the Campbell tract and the north line of the John Robert Adamson 4.02 acre tract of land described in Volume 628, Page 367 DRCCT to a 1/2" iron rod found at the southeast corner of the J. Lindsay Embrey 1.109 acre tract of land described in Volume 1071, Page 714 DRCCT:
THENCE, N 00° 10' 44" W, 590.87 feet along the east line of the 1.109 acre tract, passing the northeast corner of same at 200.0 feet and being the southeast corner of the J. Lindsay Embrey 1.441 acre tract of land described in Volume 1071, Page 714 DRCCT, and continuing along the east line of the 1.441 acre tract a total distance of 590.87 feet to a fence corner at the southwest comer of the Phillip Pavletich 3.0 acre tract of land described in Volume 224, Page 019 DRCCT;
THENCE, N 89° 10' 00" E, 329.27 feet along the south line of the 3.0 acre tract to a 1/2" iron rod found in the west line of Phillip Street;
THENCE, along the west line of Phillip Street as follows: S 04° 24' 00" E, 56.27 feet to a 1/2" iron rod set and S 11° 06' 00" E, 50.41 feet to a 1/2" iron rod set and S 11° 16' 00" E, 50.01 feet to a 1/2" iron rod set and S 19° 41' 00" E, 48.82 feet to a 1/2" iron rod set and S 14° 09' 16" E, 49.61 feet to a 1/2" iron rod set and S 08° 01' 00" E, 50.00 feet and S 02° 23' 00" E, 50.00 feet to a 1/2" iron rod set and S 00° 08' 00" W, 240.82 feet to the POINT OF BEGINNING and CONTAINING 5.72 ACRES OF LAND MORE OR LESS.

EXHIBIT “A-13”
LEGAL DESCRIPTION
Harrison—6400 Jack Finney Blvd, Greenville, TX
BEING all that certain lot, tract or parcel of land situated in the City of Greenville, Hunt County, Texas, being part of the W.A. Mattox Survey, Abstract No. 679, being part of the 2.971 acres described in the deed from First Bank of Celeste to Assisted Living Concepts, Inc., recorded in the Real property Records of Hunt County in Volume 348 at Page 897, being part of the Replat of A.L.C. Addition, an addition to said City according to the plat thereof recorded in the Plat Records of Hunt County in Volume 400 at Page 1411, and being more particularly described as follows:
BEGINNING at a 1/2 inch iron rod set in the east line of said Replat of A.L.C. Addition, said point being N 00° 44' 28" E 35.00 feet from the southeast corner of said Replat, said point also being at the intersection of the north line of Clearview Lane as shown on said Replat with the west right-of-way line of Farm-to-Market Road No. 1570 (also known as Jack Finney Boulevard);
THENCE N 89° 58' 13" W with said north line of Clearview Lane 245.94 feet to a 1/2 inch iron rod set, for a corner;
THENCE N 01° 22' 34" W with the east line of a 20 feet in width street dedication as shown on said Replat 784.92 feet to a 1/2 inch iron rod set in the west right-of-way line of said Farm-to-Market Road No. 1570, for a corner;
THENCE 679.65 feet in a southeasterly direction with said right-of-way line being a curve to the left having a radius of 1959.86 feet, a central angle of 19° 52' 09" and a chord bearing S 22° 51' 32" E 676.25 feet to a 1/2 inch iron rod found at the beginning of a flare in said right-of-way line, for a corner;
THENCE S 00° 44' 28" E with the west line of said flare 161.70 feet to return to the Place of Beginning, containing 2.383 acres of land and also being known as Lot 1, Block 1, Replat of A.L.C. Addition.

EXHIBIT “A-14”
LEGAL DESCRIPTION
Lakeland—213 Cayuga Drive, Athens, TX
     All that certain lot, tract, or parcel of land situated in the Thomas Parmer Survey Abstract 782, Henderson County, Texas and being part of a called 4-3/4 acre tract of land described by deed recorded in Volume 332, Page 33 of the Deed Records of Henderson County. Said lot or parcel of land being more fully described by metes and bounds as follows:
     BEGINNING on a set 3/8" iron rod for the southeast corner of this tract and the original southeast corner of the above mentioned tract located on the north line of the Bel-Air Addition as shown of record in Cabinet A, Slide 224 of the Plat Records of Henderson County, Texas, said point also being the southwest corner of the Cayuga Drive Baptist Church Tract recorded in Volume 947, Page 386 of the Deed Records of said county;
     THENCE with the line of directional control (based on record bearing) WEST 404.77 feet to a set 3/8" iron rod for the southwest corner of this tract located on the northeast line of Bel-Air Drive;
     THENCE with said northeast line N40° 12' 56"W 230.35 feet to a set 3/8" iron rod for the northwest corner of this tract located on the southeast line of Cayuga Highway No. 59;
     THENCE with said southeast line N42° 59' 38"E 181.63 feet, N50° 45' 16"E 177.43 feet, N58° 32' 19"E 88.72 feet and N63° 24' 18"E 132.66 feet to a found 1/2" iron rod for the northeast corner of this tract and the northwest corner of the Baptist Church Tract recorded in Volume 377, Page 439 of the Deed Records of said county;
     THENCE S10° 44' 59"E 178.13 feet to a found 1/2" iron rod for the southwest corner of said church tract recorded in Volume 377, Page 439 and the northwest corner of said church tract recorded in Volume 947, Page 386 of said records;
     THENCE S10° 25' 36"E 357.59 feet to the place of beginning and containing 4.261 acres of land.

EXHIBIT “A-15”
LEGAL DESCRIPTION
Neches—406 Gobblers Knob Road, Lufkin, TX
     BEING all that certain tract or parcel of land lying and situated in Angelina County, Texas, out of the J.A. BONTON SURVEY, ABSTRACT NO. 5 and THE J.A. LONGARIO SURVEY, ABSTRACT NO. 24 and being a part or portion of that certain 18.135 acre tract described in a deed from Donald R. Arnett to Philip M. Medford and Gann Realty, Inc. dated December 21, 1994 and recorded in Volume 993 on Page 795 of the Real Property Records of Angelina Country, Texas, to which referenced is hereby made for any and all purposes and the said tract or parcel being described by metes and bounds as follows, to-wit:
     BEGINNING North 248.45 feet from the Southwest corner of the aforesaid referred to 18.135 acre tract and the Southeast corner of that certain 6.9 acre tract described in a deed from H.P. Butler, et ux to L.F. Bullock dated July 20, 1943 and recorded in Volume 108 on Page 149 of the Deed Records of Angelina County, Texas, a 1/2" pipe found for corner in the West boundary line of the said 18.135 acre tract, the North right-of-way line of F.M. Highway No. 1336 (100 feet wide right-of-way), and the East boundary line of the said 6.9 acre tract;
     THENCE North with the West boundary line of the said 18.135 acre tract, the East boundary line of the said 6.9 acre tract, the East boundary line of that certain 5 acre tract described in a deed from H.P. Butler, et ux to L.F. Bullock dated October 23, 1939 and recorded in Volume 98 on Page 590 of the Deed Records of Angelina County, Texas and the East boundary line of that certain 0.61 acre tract described in a deed from Leamon Filmore Bullock, et ux to Leamon Leon Bullock dated June 7, 1978 and recorded in Volume 474 on Page 800 of the Deed Records of Angelina County, Texas, at 224.05 feet pass on line a petrified rock found for the Northeast corner of the said 6.9 acre tract and the Southeast corner of the said Bullock 5 acre tract, at 656.47 feet pass on line a 1" pipe found for reference in a fence line, at 677.42 feet the Northwest corner of the said 18.135 acre tract, the Northeast corner of the said Bullock 5 acre tract, and the Northeast corner of the said 0.61 acre tract, a 1/2" pipe found for corner in the centerline of Gobblers Knob Road;
     THENCE N 78° 23' 12" E with the North boundary line of the said 18.135 acre tract and the centerline of the said Gobblers Knob Road, at 170.00 feet a 1/2" pipe set for corner;
     THENCE S 11° 00' 42" E, at 670.82 feet intersect in the North right-of-way line of the aforesaid F.M. Highway No. 1335, a 1/2" pipe set for corder;
     THENCE Southwesterly with a 04° 81' 41" curve to the right (Central Angle = 12° 26' 03" Radius = 1382.40 feet with Long Chord Bearing and Distance = S 79° 46' 09" W 299.41 feet) with the North right-of-way of the said F.M. Highway No. 1336 at 300.00 feet the point and place of beginning and containing 3.637 acres of land, more or less of which approximately 0.082 acre lies within the aforesaid Gobblers Knob Road.

EXHIBIT “A-16”
LEGAL DESCRIPTION
Oakwood—2907 Victory Drive, Marshall, TX
     All that certain lot, tract, or parcel of land situated in Harrison County, Texas, within the Corporate Limits or the City of Marshall, being 2.329 acres of land, a part of the JAMES HARRIS SURVEY, A-12, and being all of two (2) tracts of land, the first tract being all of that certain called 1.8219 acre tract set aside to Kenneth R. Barnes, in Deed of Partition, dated May 5, 1989, recorded in Volume 1213, Page 468 of the Harrison County Deed Records, and the second tract being that certain called 0.5051 acre tract set aside to William A. Abney, in said partition deed, said two (2) tracts being all of Lots 1 and 2, of Block “B”, of the W.R. Barnes Subdivision as shown by plat and dedication recorded in Volume 187, Page 624 of said Deed Records, said 2.239 acres being more particularly described as follows:
     Beginning at a 1/2" iron pipe found for corner at the Southwest corner of herein described tract, being the Southwest corner of said Block “B” same being the Southeast corner of Lot 3 of Block “A” of said subdivision which is that same land described in deed to Phillip Ford, recorded in Volume 896, Page 517 of said Deed Records, and said pipe also being on the North right of way line of U.S. Highway 80 (Victory Drive);
     Thence North 12 deg 25'00" East, with the common line between said Blocks “A” and “B”, 446.80 feet to a 3/4" iron pipe found for the Northwest corner of herein described tract, same being the Northeast corner of said Block “A” and the Northwest corner of said Block “B”, and being on the South line of a City of Marshall Park tract;
     Thence South 85 deg 17'06" East, with the North line of said Block “B”, and the South line of said city park, 176.72 feet to a 1/2" iron rod found for corner, being on the Southwest margin of a 30 foot wide drive known as Bedell Drive (not in use);
     Thence South 45 deg 28'00" East, continuing with the North line of said Block “B”, and with said Southwest margin, 72.69 feet to a railroad spike found for corner at the Northeast corner of the herein described tract, and being at the intersection of said southwest margin with the Northwest margin of Indian Springs Drive;
     Thence in a Southwesterly direction with said Northwest margin, along a curve to the left, having a radius of 173.20 feet, an arc length of 96.47 feet, and a chord bearing and distance of South 28 deg 34'23" West — 95.23 feet to a 1/2" iron rod found for corner at the point of tangency of said curve;
     Thence South 12 deg 37'00" West, continuing with the West margin of said Indian Springs Drive, 380.73 feet to a railroad spike found for corner for the Southeast corner of the herein described tract and also being on the North right of way line of said U.S. Highway 80;
     Thence North 66 deg 39'00" West, with said North right of way line, 212.73 feet to the place of beginning and containing 2.329 acres of land.
Bearing Basis: Bearings are oriented to record bearing of West line of 1.8219 acre tract (Deed Ref: Vol. 1213, Pg. 468)

EXHIBIT “A-17”
LEGAL DESCRIPTION
Alpine—2104 Alpine Road, Longview, TX
     All that certain lot, tract, or parcel of land situated in Gregg County, Texas, within the Corporate Limits of the City of Longview, being 1.592 acres of land, a part of the ALEX JORDAN SURVEY, A-262, and being all of two (2) tracts of land, the first being that same 1.46 acre tract of land described in a deed from Joe B. Ross to Ben Duncan, et al, dated January 23, 1985, and recorded in Volume 1572, Page 385 of the Gregg County Deed Records, and the second tract being that same 0.132 acre tract described in deed from Cargill’s Idylwild Corp. to Phillips Painting Contractors, Inc., dated January 31, 1990, and recorded in Volume 2103, Page 444 of said Deed Records, said 0.132 acre tract being a part of Lot 1, Block 8216, of the Jefferson Village East, Unit 1, as shown by plat recorded in Volume 1252, Page 136 of said Deed Records, said 1.592 acres being more particularly described as follows:
     Beginning at a 3/8" iron rod found for corner at the Northwest corner of said 1.46 acre tract, same being the Northeast corner of the residue of that certain tract described in deed to J.E. McFarland, et ux, recorded in Volume 257, Page 246 of said Deed Records, said rod also being on the Southeast right of way line of F.M. 2208 (also known as Alpine Road);
     Thence North 47 deg 16' 21" East, with the Northwest line of said 1.46 acre tract and said right of way line, at 205.52 feet pass a 1/2" iron rod found at the Northeast corner of said 1.46 acre tract, same being the Northwest corner of said 0.132 acre tract and Northwest corner of said Lot 1, and continuing in all, 220.75 feet to a 3/8" iron rod found for corner at the Northeast corner of said 0.132 acre tract and being the Northwest corner of the residue of said Lot 1 owned by Cargill’s Idylwild Corp.;
     Thence South 32 deg 49' 52" East, with the East line of said 0.132 acre tract, 386.00 feet to a 3/8" iron rod found for corner at the Southeast corner of same, being on the South line of said Lot 1, and also being on the North right of way line of Page Road;
     Thence South 88 deg 46' 28" West, with the South line of said 0.132 acre tract and said right of way line, 17.73 feet to a 3/8" iron rod found for corner at the Southwest corner of said 0.132 acre tract, and the Southeast corner of said 1.46 acre tract;
     Thence South 88 deg 06' 00" West, continuing with said right of way line, and the South line of said 1.46 acre tract, 293.44 feet to a 3/8" iron rod found for corner at the Southwest corner of said 1.46 acre tract, and the Southeast corner of said McFarland tract;
     Thence with the West line of said 1.46 acre tract and the East line of said McFarland tract, (1) North 0 deg 28' 25" East — 67.01 feet to a 3/8" iron rod found, and (2) North 27 deg 28' 52" West - 134.52 feet to the place of beginning and containing 1.592 acres of land.
Bearing Basis: Bearings are oriented to record bearing of South line of 1.46 acre tract.

EXHIBIT “A-18”
LEGAL DESCRIPTION
Arbor—1525 Archer City Highway, S. Wichita Falls, TX
Lot No. One (1), Block No. One (1), Oregon Place Addition, an Addition to the City of Wichita Falls, Wichita County, Texas, according to Plat of record in Volume 27, Pages 457-458, Wichita County Plat Records.

EXHIBIT “B”
FORM OF NOTICE OF SUBSTITUTION
1.	Date of Notice:

2.	A check payable to Lessor in the amount of $10,000 is attached.

3.	Location of Property being substituted out of Lease (“Substituted Property”):

4.	Location of Property being substituted into the Lease (“Substitute Property”):

5.	Anticipated closing date:

6.	Status and list of all required licenses necessary to operate the each of the Substituted Property and the Substitute Property as an assisted living facility under applicable laws:

7.	State the number of assisted living units in each of the Substituted Property and the Substitute Property:

8.	For each of the Substituted Property and the Substitute Property, measured as at the close of the fiscal quarter immediately preceding the Notice of Substitution, the EBITDARM for each of the trailing three (3) months and the trailing twenty-four (24) months, respectively, were as follows:

9.	For each of the Substituted Property and the Substitute Property identify all encumbrances, liens, encroachments, recorded building and use restrictions, recorded easements and similar matters of record and unrecorded leases and occupancy agreements. Specify which of the foregoing adversely affect the use, value or operation of property. Provide an accurate title report pertaining to the Substitute Property, which title report shall be updated by Lessee to the date of closing.

10.	Confirm that the Substitute Property is in compliance with all state and federal regulations, including all licensing and operating requirements, all state and local building and zoning codes, and other requirements necessary to allow a change of ownership or necessary to operate the Substitute Facility as an assisted living facility.

11.	Confirm that the Substitute Property is in material compliance with all applicable laws, rules or regulations governing the use, handling, storage and disposal of hazardous substances; deliver all Phase I Environmental reports pertaining to the property. (Note: Prior to the closing Lessee must deliver a Phase I Environmental report dated no more than six (6) months old evidencing compliance).

12.	With respect to the Substitute Property, provide a report as to the physical and mechanical condition and repair and confirm that the Substitute Property shall not require any capital improvements or repairs in excess of $30,000.

The undersigned is duly authorized to deliver this Notice of Substitution to Lessor and understands and acknowledges that Lessor shall rely on the accuracy of the information set forth herein in Lessor’s efforts to consummate the substitution transaction contemplated hereby and by the applicable provisions of the Lease. Lessee agrees promptly to inform Lessor of any errors, omissions and changed circumstances with respect to the information set forth herein. Without limitation to the foregoing, Lessee shall update Lessor with respect to the information set forth in items 6-12 three (3) business days prior to the closing of the substitution contemplated hereby.

ASSISTED LIVING CONCEPTS, INC.

By:

Name:

Title:

EXTENDICARE HEALTH SERVICES, INC.

By:

Name:

Title:

EXHIBIT “C”
FAIR MARKET RENT PROVISIONS
For purposes of the Lease, Fair Market Rent shall be determined as hereinafter described:
a. If Lessor and Lessee cannot agree on the Fair Market Rent within thirty (30) days after the date of Lessee’s notice of exercise for the third Extended Term, each party shall, by notice to the other, appoint a disinterested and licensed M.A.I. Real Estate Appraiser with at least five years of experience in assisted care properties in the states in which the Leased Properties covered by the Lease are located (with the same type of operating license then in effect for the relevant facilities) to determine the Fair Market Rent. If any party should fail to appoint an appraiser within ten (10) days after notice, the appraiser selected by the other party shall determine the Fair Market Rent. In determining the Fair Market Rent, each appraiser shall give appropriate consideration to, among other things, generally applicable minimum rent for tenancies of property comparable to the Leased Properties in the areas in which the Leased Properties are located.
b. If the two appraisers selected pursuant to the foregoing paragraph cannot agree upon the Fair Market Rent within forty-five (45) days, they shall immediately give written notice of such inability (“Notice of Disagreement”) to both Lessor and Lessee setting forth the Fair Market Rent determinations of each of the appraisers. If the determinations of each of the two appraisers of the Fair Market Rent at the commencement of such third Extended Term differ by less than ten percent (10%) of the lower determination, the Fair Market Rent shall be fixed at an amount equal to the average of the two determinations.
c. If the determinations of each of the two appraisers selected pursuant to Paragraph a. above differ by ten percent (10%) or more of the lower determination with respect to the Fair Market Rent to be paid at the commencement of such third Extended Term, then within thirty (30) days after the giving of the Notice of Disagreement, the two appraisers shall appoint a third disinterested and licensed M.A.I. Real Estate Appraiser with at least five (5) years of experience in the states in which the Leased Properties covered by the Lease are located (with the same type of operating license then in effect for the relevant facilities). If the parties cannot then agree on the Fair Market Rent, the third appraiser shall determine the Fair Market Rent, and in so doing, shall give appropriate consideration to those items described in Paragraph a. above. The third appraiser shall not select a Fair Market Rent either (a) higher than the highest of the two appraisals made pursuant to Paragraph a. above; or (b) lower than the lowest of the two appraisals made pursuant to Paragraph a. above. If the first two appraisers cannot agree on the selection of a third appraiser within such thirty (30) days, or if the first two appraisers fail to provide a Notice of Disagreement (as stated above in Paragraph b. above), then the Fair Market Rent shall be determined by a third appraiser selected by the American Arbitration Association (or such other organization at Lessor’s election) upon application by Lessor.
d. During the time before the determination of the Fair Market Rent, Lessee shall continue to pay Minimum Rent at the same rate as paid immediately preceding the subject Extended Term; provided, however, that, once the adjusted Fair Market Rent is determined, the Minimum

Rent owed by Lessee at the adjusted Fair Market Rent rate shall be effective retroactively as of the first day of such Extended Term. If, after the Minimum Rent for the third Extended Term is adjusted and applied retroactively as of the first day of such Extended Term, it is determined that additional Minimum Rent is due Lessor, the aggregate amount of any such additional Minimum Rent shall be paid to Lessor within thirty (30) days of the determination of the adjusted Fair Market Rent for such Extended Term.
e. Each of the parties shall pay the fees of the appraiser that it selects pursuant to Paragraph a. above, and shall equally share the cost of the third appraiser, if necessary, and shall equally share the cost of arbitration (excluding attorneys’ fees), if necessary.

EXHIBIT “D”
MEMORANDUM OF UNDERSTANDING
     This Memorandum of Understanding (“MOU”) is entered into as of January 31, 2005, by and among:
     I. LTC Properties, Inc. (“LTC, Inc.”), and Texas-LTC Limited Partnership (“Texas-LTC”) (the foregoing parties are referred to herein individually and collectively as “LTC”); and
     II. Extendicare Health Services, Inc. (“EHSI”), Alpha Acquisition, Inc. (“Alpha”), Assisted Living Concepts, Inc. (“ALC, Inc.”), and Carriage House Assisted Living, Inc. (“Carriage”). (Assisted Living Concepts, Inc., and Carriage House Assisted Living, Inc. are referred to herein individually and collectively as “ALC/CHAL”; Assisted Living Concepts Inc., Carriage House Assisted Living, Inc., Alpha Acquisition Inc. and Extendicare Health Services, Inc. are referred to herein individually and collectively as “ALC”.)
Background:
          A. On November 4, 2004, EHSI and Alpha entered into a Plan of Merger and Acquisition Agreement (“Merger Agreement”) with ALC, Inc. pursuant to which it is anticipated that Alpha, a subsidiary of EHSI, will merge with and into ALC, Inc. and ALC, Inc. will continue as the surviving corporation after the merger (the “Merger”). Upon conclusion of the Merger in accordance with the terms of the Merger Agreement, EHSI will be the sole shareholder of ALC, Inc.
          B. LTC leases a total of thirty-seven (37) assisted living facility properties (the “Leased Properties”) currently containing a total of approximately 1,427 assisted living units (a “Unit”) to ALC/CHAL under a master lease agreement or individual leases and amendments thereto (collectively the “Leases”). The Leased Properties, their number of Units, and the respective parties to the Leases for each Leased Property are set forth in Exhibit A. For purposes of this MOU, a “Unit” is an apartment located within an assisted living facility in which one or more residents could reside.

          C. Under the Leases, LTC may declare an Event of Default (as defined in the Leases) if a Change of Control (as defined in the Leases) of the tenant occurs and the surviving tenant-entity does not have a Net Worth (as defined in the Leases) equal to or greater than Seventy-Five Million Dollars ($75,000,000.00). Under the Leases, a Change of Control includes, but is not limited to, circumstances where (i) any person becomes the beneficial owner of thirty percent (30%) or more of the outstanding shares of ALC/CHAL; or (ii) the stockholders of ALC/CHAL approve a merger or consolidation of ALC/CHAL with any other corporation.
          D. At the request of ALC, Inc., representatives of LTC have previously identified certain circumstances that they contend constitute non-conformity by ALC/CHAL with the Leases (such matters, collectively, the “Identified Concerns”), a summary of which Identified Concerns was disclosed as part of ALC, Inc.’s public filings with the Securities and Exchange Commission.
          E. ALC and LTC agree that it is in their mutual best interests to resolve all disputes under the Leases prior to the Merger and to ensure the continued existence of leasing arrangements by and among LTC and ALC following the Merger.
Now, therefore, taking the foregoing Background into account, and in consideration of the mutual covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. UNDERSTANDINGS AND AGREEMENTS REGARDING TERMS OF NEW MASTER LEASES:
1.1.	Number of Units. The parties agree that the number of assisted living Units for each of the Leased Properties shall be as set forth in Exhibit A.

1.2.	Master Leases. LTC and ALC shall enter into two (2) master lease agreements (the “Master Leases”) upon terms and conditions similar to those contained in the Master Lease Agreement dated November 30, 2001, between LTC and ALC/CHAL (the “Original Master Lease”), except as otherwise specified in this MOU. The Leased Properties shall be grouped under the Master Leases according to the groupings set forth in Exhibit A. The Master Leases shall be deemed as of the “Commencement Date” (as that term is hereinafter defined) to have amended, restated, superseded and replaced the Leases, including the Original Master Lease, for all purposes and the Master Leases and this MOU shall constitute the only agreements between LTC and ALC with respect to the Leased Properties; provided, however, that nothing in this MOU shall relieve ALC/CHAL (and, following consummation of the Merger, ALC) of any accrued or unpaid obligation to pay rent or other monies to LTC, whether under any Lease or otherwise. Notwithstanding the foregoing, ALC and LTC agree that the Master Leases shall contain the following elements, with the terms of this MOU superseding the terms of the Original Master Lease to the extent they are inconsistent, conflict with, or vary from any of the terms or conditions of the Original Master Lease:
1.2.1.	Term. The term of the each Master Lease shall commence retroactive to January 1, 2005, subject to the Merger becoming effective, upon the date the Merger becomes effective (the “Commencement Date”) and shall expire (if not sooner terminated under the terms of the Master Leases) at midnight (California time) December 31, 2014 (the “Initial Term”).

1.2.2.	Minimum Rent. Commencing retroactive to January 1, 2005, the monthly base rent (“Minimum Rent”) payable under each Master Lease shall be as set forth on Exhibit A such that the combined initial Minimum Rent under the Master Leases during 2005 shall be equal to the total Minimum Rent paid in 2004 under all the existing Leases increased by 2%, plus $250,000.00 (such sum, the “Initial Fixed Amount Increase”), with such Minimum Rent being adjusted retroactively to January 1, 2005. Specifically, it is agreed that the 2005 Minimum Rent for the First Master Lease will be $4,500,000, and the 2005 Minimum Rent for the Second Master Lease will be $4,864,785, unless modified pursuant to Section 1.2.10 of this MOU. On January 1, 2006, and continuing each January 1 thereafter, during the Initial Term of each Master Lease and during the second through tenth year of each Extended Term thereof, the Minimum Rent payable with respect to each Master Lease shall increase by two percent (2%) per annum over the final Minimum Rent due in the preceding Lease Year. In addition, on each January 1 of 2006, 2007 and 2008, the annual combined Minimum Rent payable under both Master Leases shall increase by $250,000.00 each year, respectively. A summary of the Minimum Rent payable, unless modified by conditions specified in Section 1.2.10 of this MOU, with respect to each of the Master Leases calculated for each Lease Year during the Initial Term is set forth on Exhibit A.

1.2.3.	Options to Extend. Provided there exists no uncured Event of Default under either of the Master Leases (excepting stemming from a loss of any licenses necessary to operate a Facility as an assisted living facility under applicable state laws, which loss of licensure shall not be deemed an Event of Default for purposes hereof provided ALC consummates a substitution in accordance with this MOU and the applicable Master Lease with respect to the unlicensed Facility within one hundred twenty (120) days of such loss of license), ALC shall have the right to extend the term of each Master Lease for up to three (3) separate additional periods of ten (10) years each (each, an “Extended Term”), commencing immediately following the end of the Initial Term or the immediately preceding Extended Term. The option to extend each Master Lease must be exercised in writing not later than twelve (12) months prior to the end of the Initial Term or the then-current Extended Term. Time is of the essence as to providing timely notice of exercise. The Master Leases during any Extended Terms shall be on the same terms and conditions as applied during the Initial Term, except that:
I.	The Minimum Rent during the first year of the first Extended Term shall be increased by the greater of (a) 2% over the final Minimum Rent due in the last year of the Initial Term , or (b) the sum of the final Minimum Rent due during the first year of the Master Lease (calculated prior to inclusion of the Initial Fixed Amount Increase), plus $1,000,000.00, with such sum being multiplied by a fraction, the numerator of which is the CPI of the second to last month of the Initial Term (i.e., November 2014) and the denominator is the CPI of November 2004. For purposes of the Master Leases “CPI” shall mean and refer to the Consumer Price Index published by the Bureau of Labor Statistics of the Department of Labor, U.S. Cities Average, All Items (1982-84=100); provided, however, that if compilation of the CPI is discontinued or transferred to any other governmental department or bureau, then the index most nearly the same as the CPI shall be used.

II.	The Minimum Rent during the first year of the second Extended Term shall be increased by the greater of (a) 2% over the final Minimum Rent due in the last year of the first Extended Term, or (b) the final Minimum Rent due during the first year of the first Extended Term, multiplied by a fraction, the numerator of which is the CPI of the second to last month of the first Extended Term (i.e., November 2024) and the denominator is the CPI of November 2014.

III.	The Minimum Rent during the first year of the third Extended Term shall be increased by the greater of (a) 2% over the final Minimum Rent due during the last year of the second Extended Term, (b) the Minimum Rent due during the first year of the second Extended Term, multiplied by a fraction, the numerator of which is the CPI of the second to last month of the second Extended Term (i.e., November 2034) and the denominator is the CPI of November 2024, or (c) an amount necessary to cause such Minimum Rent to be equal to Fair Market Rent, which shall be determined as set forth on Exhibit C attached hereto.
1.2.4.	Right of Substitution. Provided that there is no Event of Default existing under either of the Master Leases, then subject to the terms and conditions set forth in this Section 1.2.4, ALC may substitute into the applicable Master Lease one, or more, of the 122 assisted living facilities owned and operated by ALC/CHAL prior to EHSI’s acquisition of ALC, Inc. (a “Substitute Facility”). ALC may effect such a substitution in the event that (a) the Facility to be substituted under the applicable Master Lease becomes unprofitable to operate by ALC based on ALC’s reasonable commercial judgment, or (b) the Facility to be substituted loses any licenses necessary to operate the same as an assisted living facility under applicable state laws (such loss of licensure not being deemed an Event of Default, provided ALC consummates a substitution in accordance with this MOU with respect to such unlicensed Facility).
36.17.1 Upon a minimum of ninety (90) days prior written notice to LTC ( a “Substitution Notice”, which Substitution Notice shall include the information called for in Exhibit B hereto and shall be in a form reasonably acceptable to LTC) of ALC’s intent to effect such substitution, ALC shall have the right to substitute into the applicable Master Lease a Substitute Facility provided that all of the following additional conditions with regard to such Substitute Facility are met both at the time of the Substitution Notice and at the time of the closing of the substitution (any Substitute Facility satisfying said conditions shall be referred to as a “Qualifying Substitute Facility”): (i) the Substitute Facility has an equal or greater number of assisted living units as the original Facility being substituted out; (ii) the EBITDARM of the Substitute Facility for each of the trailing three (3) months and the trailing twenty-four (24) months, respectively, is equal to or greater than that of facility being substituted out; (iii) the Substitute Facility is free of any encumbrances or liens other than municipal and zoning ordinances and agreements entered thereunder, recorded building and use restrictions, recorded easements and similar matters of record, and unrecorded leases and occupancy agreements (such matters affecting title, the “Encumbrances”), none of which, considered individually or on a combined basis, adversely affect or diminish the use, value or operation of the Substitute Facility, and none of which differ materially in content, purpose or effect from the Encumbrances affecting title to the facility being substituted out; (iv) the Substitute Facility shall be in compliance with all state and federal regulations, including all licensing and operating requirements, all state and local building and zoning codes, and all other requirements necessary to operate the Substitute Facility as an assisted living facility; (v) the Substitute Facility shall be in compliance with all state and federal regulations and all other requirements necessary to allow a change of ownership (vi) the Substitute Facility be in material compliance with any applicable laws, rules or regulations governing the use, handling, storage and disposal of hazardous substances and that prior to the substitution ALC has delivered a Phase I Environmental report dated no more than six (6) months prior to the effective date of such substitution evidencing such compliance; (vi) there have been no more than two (2) prior substitutions under the Master Lease or this Section 1.2.4 consummated within the twelve (12) months preceding the date of the closing of the proposed substitution, and (vii) the Substitute Facility shall be in good physical and mechanical condition and repair and shall not require any capital improvements or repairs in excess of $30,000, which capital improvements shall either (a) be funded by ALC without reimbursement by LTC, or (b) if funded or otherwise paid for by LTC, be treated as an expansion of the Facility in question and result in the adjustments to Minimum Rent provided for in Section 1.2.10 of this MOU, and in any event shall be undertaken and diligently pursued to completion by ALC within six (6) months of consummation of the substitution.
36.17.2 Each substitution under this Master Lease shall be treated as an exchange of property, with the result being that LTC shall be the owner of the real property and improvements thereon of the Qualifying Substitute Facility and that ALC, Inc. shall be the owner of the real property and improvements thereon of the facility being substituted out of the Master Lease (the “Substituted Facility”). In connection with the foregoing, LTC shall have the Substituted Facility, on or before the date of substitution, released from any and all liens and encumbrances securing monetary obligations.

36.17.3 ALC agrees to pay all of LTC’s reasonable costs and out-of-pocket expenses in connection with good-faith efforts to consummate any substitution hereunder, whether or not such substitution is completed, excepting any principal and accrued interest to pay off monetary obligations secured by liens or encumbrances against the Substituted Facility. In addition, in lieu of LTC charging ALC for the actual time and efforts of its staff in processing a substitution hereunder, each time ALC delivers a Substitution Notice, together with that Substitution Notice ALC shall remit to LTC the sum of Ten Thousand Dollars ($10,000) as a flat and non-accountable fee to reimburse LTC for its internal overhead costs and overhead expenses devoted to effecting a substitution.
36.17.4 ALC shall not have the right to effect a substitution of a Facility if any monetary lien on the Facility may not be voluntarily prepaid by LTC. Without limitation to the foregoing, ALC shall be responsible for all acceleration or prepayment charges (but not principal and accrued interest charges) incurred by LTC in connection with effecting a payoff of any liens or encumbrances. ALC shall have the right to inquire of LTC regarding the existence of, and LTC shall provide a written statement summarizing, the then currently applicable acceleration or prepayment charges associated with payoff of any liens or encumbrances affecting any Facility ALC is considering substituting, such summary to be provided to ALC prior to its election, if any, to deliver a Substitution Notice to LTC.
36.17.5 Notwithstanding any of the forgoing, ALC shall not have the right to close any substitution of a Facility under either of the Master Leases during the last twenty-four (24) months of the Term (or any Extended Term) of said Master Lease unless ALC has given LTC its notice to extend the Term of the relevant Master Lease.
36.17.6 Furthermore, ALC shall not be entitled to substitute any of the five (5) Facilities located in the State of Washington that are currently encumbered by Washington State Revenue Bonds (the “WA Bonds”) until December 2, 2015.

36.17.7 ALC hereby agrees that it shall close, divest itself of, or lease the Substituted Facility to an unaffiliated third-party, but in any event ALC and its affiliates shall permanently cease to operate the Substituted Facility as an assisted living or other healthcare related facility within one (1) year of the effective date of such substitution. ALC’s failure to do so shall constitute an Event of Default under the applicable Master Lease.
36.17.8 LTC and ALC hereby agree that the substitution as set forth in this Section 1.2.4 represents the entire consideration for such Qualifying Substitute Facility and that there shall be no alteration of any Minimum Rent due under the applicable Master Lease to LTC, and neither LTC nor ALC shall be entitled any other consideration whether in the form of cash or otherwise.
1.2.5.	Insurance. The language set forth in Exhibit D attached hereto shall replace Articles XIII and XIV of the Master Lease.

1.2.6.	Subletting. (THE FOLLOWING LANGUAGE MODIFIES SECTION 22 OF THE MASTER LEASE AS FOLLOWS) “Subject to the permitted exceptions set forth in Section 22.3 below, ALC may not assign, sublease or sublet, encumber, appropriate, pledge or otherwise transfer, the Lease or the leasehold or other interest in the Leased Property without LTC’s consent, which may be withheld in LTC’s sole and absolute discretion. Notwithstanding the forgoing in this Section 22, ALC may sublet one or more Facility to a subsidiary of ALC or EHSI, provided that (1) such subleasing agreement be in a form that is reasonably acceptable to LTC, and (2) that ALC provides to LTC not less than thirty (30) days prior written notice of ALC’s intent to effect such sublease. In addition, ALC shall be permitted to sublet, within any Facility under the Master Lease, up to 20% of the square footage to any party providing ancillary services to the residents or employees of any Facility, provided that the number of Units available for rent at such Facility shall not be decreased. Upon LTC’s consent (and, in such cases where LTC’s consent is not required pursuant to Section 22.3 below), (a) in the case of a subletting, the sublessee shall comply with the provisions of Section 22.2, (b) ALC shall provide an original counterpart of each such sublease, duly executed by ALC and such sublessee, that shall be delivered promptly to LTC, and (c) ALC shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by ALC hereunder. Nothing hereunder shall preclude LTC from selling any of the Leased Property or assigning or transferring its interest hereunder, provided the new owner or assignee expressly assumes LTC’s obligations under this Lease”.
36.17.9 SECTION 22.3 OF THE MASTER LEASE SHALL BE MODIFIED TO READ AS FOLLOWS: “Anything contained in this Lease to the contrary notwithstanding, ALC shall have the right at any time during the Term, without first seeking LTC’s consent, to enter into rental agreements with residents of the Facilities, and execute any documents necessary in connection therewith. Provided, however, but for the fact that LTC’s consent need not be obtained in such situations, all other restrictions and provisions contained in this Article XXII or elsewhere in this Lease shall apply”.
1.2.7.	Geographic Limitations. Except as otherwise provided in this Section 1.2.7, during the Initial Term and any Extended Term of the Master Leases, and for a period of two (2) years after expiration or earlier termination thereof, neither ALC nor any of its affiliates, directly or indirectly, shall operate, own, manage or have any legal or beneficial interest in or otherwise participate in or receive revenues from any other assisted living facility within a four (4) mile radius measured outward from the outside boundary of each Leased Property. Notwithstanding the foregoing, ALC or any of its affiliates, EHSI and any affiliates or subsidiaries of EHSI, may, directly or indirectly, operate, own, manage or have a legal or beneficial interest in assisted living facilities within such four (4) mile radius, if ALC or any of its affiliates, EHSI and any affiliates or subsidiaries of EHSI, operated, owned, managed or had any legal or beneficial interest in or otherwise participated in or received revenues from such assisted living facility prior to the Commencement Date (a “Competing Facility”); provided, however, that in order to avoid any conflict of interest with respect to any non-LTC owned facility and a Competing Facility, ALC agrees it will not prefer or favor a Competing Facility to the detriment of an LTC-owned facility.
1.2.8.	Modification of Change of Control Provisions. Section 18.1 of Article XVIII as the same appears the Original Master Lease, entitled Change of Control, shall be modified to reduce the surviving entity Net Worth requirement from Seventy-Five Million Dollars ($75,000,000) to Fifty Million Dollars ($50,000,000).

1.2.9.	Books and Records. The last paragraph in Section 24.3 of the Master Lease shall be modified as follows:
“Whether or not expressly stated elsewhere above in this Section 24.3, all information, reports, filings, etc. provided by ALC to LTC under this Section 24.3 shall be (i) prepared in accordance with GAAP, and (ii) accompanied with a written certificate from a duly authorized officer of ALC certifying that to the best knowledge of the officer executing such certificate, all accompanying information is true and complete. ALC may satisfy the reporting requirements with respect to providing quarterly and annual consolidated financial statements of ALC by the timely filing of all required financial reports with the SEC by EHSI. However, in the event that EHSI ceases to file all such required financial reports with the SEC, Lessee shall remain obligated for all the reporting requirements to LTC hereunder, and shall furnish the applicable quarterly and annual reports directly to

LTC. In addition to all of the items expressly identified and required elsewhere in this Section 24.3 (or elsewhere in this Lease), ALC shall promptly comply with any request by LTC or any Facility Mortgagee for the production of additional financial information (whether relating to ALC, or a Controlling Entity of ALC) as may be reasonably deemed relevant or prudent by LTC and/or any Facility Mortgagee, provided, however, that such requests for additional information pursuant to the immediately preceding sentence (a) shall not require further detail or unconsolidated financial analysis than is provided pursuant to any filings with the SEC completed by EHSI, and (b) are customary in form and content and not unreasonably or unusually burdensome to produce”.
1.2.10.	Expansion of Leased Properties. ALC will work cooperatively with LTC to expand the number of living Units, at mutually agreed upon Leased Properties, with each party acting in good faith based upon the exercise of its commercially reasonable judgment in light of, among other things, facility occupancy rates, operating costs, and resident revenues. Prior to commencing any such expansion, ALC and LTC shall agree upon a development plan outlining the costs and timelines for such expansion. All costs for such expansion shall be paid for by LTC when such expansion is completed having a certification of occupancy and licensure of the additional Units. All expenditures must be jointly approved by ALC and LTC, with each party acting in good faith based upon the exercise of its commercially reasonable judgment. The monthly Minimum Rent for any Leased Property that has been expanded shall be adjusted and increased by increasing the Minimum Rent by an amount equal to (a) nine and one-half percent (9.5%) plus the positive difference, if any, between the average for the last five (5) business days prior to funding of the yield on the U.S. Treasury 10-year note minus 420 basis points (expressed as a percentage), multiplied by (b) the amounts actually paid to third parties by or on behalf of ALC, and reimbursed by LTC, to complete the expansion. The foregoing adjustment to the Minimum Rent shall occur on the first day of the month during which such funding occurred. Subject to the provisions of this Section 1.2.10, LTC’s funding of any expansion to the Leased Properties shall be limited to $5,000,000.00 in any calendar year.
1.3.	Waiver of Potential Events of Default. LTC acknowledges and agrees that EHSI requires LTC’s agreement to allow ALC time to cure any of the Identified Concerns (a) as inducement to cause ALC to enter into the Master Leases on the terms and conditions set forth in this MOU, and (b) to facilitate the timely receipt of ALC, Inc.’s shareholder approvals and closing of the Merger. LTC further acknowledges that EHSI will not agree to proceed further with the negotiation of any Master Leases or other renewals or extensions of the Leases with LTC without receipt of such time to cure from LTC and without the representations and warranties contained in this Paragraph. LTC agrees as follows:
1.3.1.	Effect of MOU and Leases on Pre-Existing Default. It is the parties’ intention that the new Master Leases contemplated hereby, when fully executed, shall substitute for and act as a novation of the original Leases. Accordingly, in the event an Event of Default exists or existed under the original Leases, LTC agrees it shall not seek to terminate the Leases or the Master Leases or disturb ALC’s occupancy of the Leased Properties as a consequence thereof, ALC having, to the extent not expressly waived pursuant to the terms of this MOU, any and all rights to cure the same as were established under the terms of the Original Master Lease; provided, however, that nothing in this MOU or any of the new Master Leases shall relieve ALC of any accrued or unpaid obligation to pay rent or other monies to LTC, whether under any Lease or otherwise; and provided further that nothing herein shall prohibit or bar LTC from enforcing any term or provision of the new Master Leases or of Sections 1.3 and 2 of this MOU.

1.3.2.	Specific Cure Periods and Waivers. Without limiting the generality of the provisions of Section 1.3.1 above, in anticipation and support of ALC, Inc. seeking shareholder approval of the Merger, and EHSI, Alpha and ALC, Inc. closing on the Merger, and in consideration of all of the actions of the parties taken in good-faith furtherance thereof, LTC agrees as follows:
1.3.2.1.	LTC shall not assert an Event of Default as a consequence of a Change of Control resulting from EHSI or any of its corporate affiliates being or becoming the beneficial owner, as defined in the Leases, directly or indirectly, of securities or other equity interests of ALC, Inc. representing thirty percent (30%) of more of the combined voting power of the then outstanding securities of equity interests of ALC, Inc. ; and

1.3.2.2.	LTC shall not assert an Event of Default as a consequence of a Change of Control resulting from ALC. Inc.’s stockholders or holders of equity interests approving the Merger of ALC, Inc. with Alpha; and

1.3.2.3.	LTC shall not assert an Event of Default as a consequence of the number of assisted living Units that comprise any of the Leased Properties under the Leases for Athens, Texas, Greenville, Texas, and Tiffen, Ohio, it being noted that Exhibit A to this MOU specifies the agreed number of Units for each of those Facilities; and

1.3.2.4.	ALC shall have until December 31, 2005 to cure any lack of licensure of the assisted living facilities located on the Leased Properties in Elkhart, Indiana and Madison, Indiana; and should such facilities be unable to be licensed by December 31, 2005, LTC and ALC commit to effectuate a “substitution” as defined in Section 1.2.6., hereunder; and

1.3.2.5.	LTC shall not assert an Event of Default as a consequence of any purported failure to provide audited consolidated financial statements, or any other financial statements or reports, for ALC/CHAL where the purported failure to provide statements or reports occurred prior to the Commencement Date of the Master Leases; and

1.3.2.6.	LTC shall not assert an Event of Default as a consequence of the adequacy, nature, or scope of ALC/CHAL’s insurance coverage prior to the Commencement Date of the Master Leases, provided that there has not been a casualty as to which the absence or scope of insurance has injured LTC or an LTC-owned property that is subject to the Leases; and

1.3.2.7.	LTC shall not assert an Event of Default as a consequence of any potential failure to fulfill any requirement of the Leases that, following a Change of Control, the surviving entity have a Net Worth of equal to or greater than Seventy-Five Million Dollars ($75,000,000.00), LTC and ALC hereby acknowledging and agreeing that any such surviving entity Net Worth requirement, whether appearing in Section 18.1 of the Original Master Lease or elsewhere in the Leases, is hereby reduced with respect to each and all of the Leases in which it appears to an amount equal to or greater than Fifty Million Dollars ($50,000,000).
The parties acknowledge and agree that none of EHSI nor ALC, Inc. or Carriage concede that any of the aforementioned defaults or Events of Defaults have occurred or are occurring under the Leases, all of the foregoing being expressly enumerated (a) in response to previously asserted allegations of defaults under the Leases, and/or (b) because they constitute matters that may, will or are likely to arise in connection with consummation of the Merger; and it being further agreed and acknowledged that this MOU shall not waive LTC’s right to enforce any provision of the Master Leases which might give rise to an Identified Concern or Event of Default, unless such provision is omitted from the Master Leases. Accordingly, if there exists an Event of Default under the Leases, and if the New Master Lease(s) contain the provisions which give rise to such Event of Default, nothing in this MOU shall release or waive the resulting Event of Default.
2. MISCELLANEOUS.
2.1.	Successors and Assigns. This MOU shall be binding upon and inure to the benefit of LTC, EHSI, Alpha, and ALC/CHAL and their respective successors and permitted assigns. No party may assign either this MOU or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto.

2.2.	Releases and Public Announcements. LTC shall be permitted to disclose publicly the execution of this MOU and of the contemplated Master Leases. The parties shall use commercially reasonable efforts to plan and coordinate such announcements.

2.3.	Costs. Each party shall bear its own costs associated with the drafting, review and execution and of this MOU, and all actions taken to prepare and execute the Master Leases.

2.4.	Amendment. No amendment of any provision of this MOU shall be valid unless the same shall be in writing and signed by each of the parties.

2.5.	Period of MOU and Termination. This MOU will become effective when signed by all parties. If the Merger does not become effective on or before March

31, 2005 this MOU shall be null and void and of no further force and effect, and the parties shall be restored to their respective positions as if this MOU had never been executed.

2.6.	Governing Law. This MOU shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the State of New York. The parties agree that the state and federal courts situated in and for New York County shall be the exclusive forum for any and all disputes arising hereunder or under the Master Leases, and consent to the exclusive jurisdiction and venue of said courts for such purposes, and agree not to seek a change of venue in the event an action is initiated in said courts.

2.7.	Each of LTC, Inc. and Texas-LTC shall be jointly and severally liable for the obligations and liabilities under this MOU and the Master Leases of the other parties identified in this subparagraph 2.7.

2.8.	Each of Extendicare Health Services, Inc., Alpha Acquisition, Inc., Assisted Living Concepts, Inc., and Carriage House Assisted Living, Inc shall be jointly and severally liable for all of the obligations and liabilities under this MOU and under the Master Leases and all extensions, amendments, and modifications of the Master Leases of the other parties identified in this Section 2.8.

2.9.	Headings. The section headings contained in this MOU are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this MOU.

2.10.	Counterparts. This MOU may be executed in one or more counterparts, including, without limitation, facsimile counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument

2.11.	Severability. Any term or provision of this MOU that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

2.12.	Construction. The parties have participated jointly in the negotiation and drafting of this MOU. In the event an ambiguity or question of intent or interpretation arises, this MOU shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this MOU. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

2.13.	Further Assurances. Upon the terms and subject to the conditions of this MOU, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all action, to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practical the transactions contemplated by this MOU.

2.14.	LTC confirms that to the best of its knowledge (without having undertaken any investigation or inquiry) it has no notice or knowledge of any existing Events of Default under the Leases, including any circumstances that could ripen into Events of Default upon delivery of notice, passage of time or both, excepting the Identified Concerns and the Change of Control. In addition, LTC confirms that to the best of its knowledge (without having undertaken any investigation or inquiry) it has no notice or knowledge of any accrued or unpaid obligation of ALC to pay rent or other moneys to LTC, whether under any lease or otherwise, other than regularly accruing Minimum Rent and Additional Charges under the Leases, none of which is delinquent or otherwise past due, or, as provided in this MOU following execution thereof, the Master Leases. For purposes of this MOU,

LTC’s “knowledge” is only that information which is actually known to Wendy Simpson or to Andre Dimitriadis as of the date of execution of this MOU.
2.15.	Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the intended recipient as set forth below:
If to LTC:
LTC Properties, Inc.
Attn: Chief Executive Officer
22917 Pacific Coast Highway
#350
Malibu, CA 90265
Facsimile: (805) 981-8663
with a copy to:
Reed Smith LLP
599 Lexington Avenue, 29th Floor
New York, NY 10022
Attention: Herbert Kozlov
Facsimile: (212) 521-5450
If to EHSI or Alpha:
Extendicare Health Services Inc.
111 West Michigan Street
Milwaukee, WI 53203-2903
Attention: General Counsel
Facsimile: (414) 908-8481
with a copy to:
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5367
Attention: Hugh J. O’Halloran
Facsimile: (414) 297-4900

If to ALC, Inc. or Carriage:
c/o Extendicare Health Services Inc.
111 West Michigan Street
Milwaukee, WI 53203-2903
Attention: General Counsel
Facsimile: (414) 908-8481
with a copy to:
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5367
Attention: Hugh J. O’Halloran
Facsimile: (414) 297-4900
          36.18. 2.16 Signature of ALC, Inc and Carriage. EHSI and Alpha represent, warrant and agree that immediately upon the consummation of the Merger they shall cause ALC, Inc. and Carriage to execute and deliver this MOU to LTC, and that the failure for any reason of EHSI and Alpha to do so would constitute a material breach by them of this MOU. Accordingly, none of LTC, EHSI or Alpha shall assert that the failure of ALC, Inc. and Carriage to execute this MOU prior to consummation of the Merger renders this MOU unenforceable or incomplete.

The parties have executed this MOU as of the date first above written.

LTC PROPERTIES, INC.		EXTENDICARE HEALTH SERVICES, INC.

By:	/s/ Wendy Simpson	By:	/s/ Richard Bertrand

Name:	Wendy Simpson	Name:	Richard Bertrand

Title:	Vice Chairman, Chief Financial Officer and Treasurer	Title:	Chief Financial Officer

TEXAS-LTC LIMITED PARTNERSHIP		ALPHA ACQUISITION, INC.

By:	/s/ Wendy Simpson	By:	/s/ Richard Bertrand

Name:	Wendy Simpson	Name:	Richard Bertrand

Title:	Vice Chairman, Chief Financial Officer and Treasurer	Title:	Chief Financial Officer

ASSISTED LIVING CONCEPTS, INC.		CARRIAGE HOUSE ASSISTED LIVING, INC.

By:	/s/ Richard Bertrand	By:	/s/ Richard Bertrand

Name:	Richard Bertrand	Name:	Richard Bertrand

Title:	Chief Financial Officer	Title:	Chief Financial Officer

Exhibit A

Property				# of		2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
Name	City	State	Count	Units	ALC PARTY	Rent	Rent	Rent	Rent	Rent	Rent	Rent	Rent	Rent	Rent

Master Lease I
Maurice	Millville	NJ	1	39	Assisted Living Concepts, Inc.
Reed	N. Denison	IA	1	35	Assisted Living Concepts, Inc.
Annabelle	Caldwell	ID	1	35	Assisted Living Concepts, Inc.
Clearwater	Nampa	ID	1	39	Assisted Living Concepts, Inc.
Sylvan	Hayden	ID	1	39	Assisted Living Concepts, Inc.
Warren	Burley	ID	1	35	Assisted Living Concepts, Inc.
Caldwell	Troy	OH	1	39	Assisted Living Concepts, Inc.
River Bend	Wheelersburg	OH	1	39	Assisted Living Concepts, Inc.
Seneca	Tiffin	OH	1	35	Assisted Living Concepts, Inc.
Chestnut	Newark	OH	1	39	Assisted Living Concepts, Inc.
Rutherford	Fremont	OH	1	39	Assisted Living Concepts, Inc.
Angelina	Jacksonville	TX	1	39	Assisted Living Concepts, Inc.
Harrison	Greenville	TX	1	41	Assisted Living Concepts, Inc.
Lakeland	Athens	TX	1	38	Assisted Living Concepts, Inc.
Neches	Lufkin	TX	1	39	Assisted Living Concepts, Inc.
Oakwood	Marshall	TX	1	40	Assisted Living Concepts, Inc.
Alpine	Longview	TX	1	30	Assisted Living Concepts, Inc.
Arbor	S. Wichita Falls	TX	1	50	Assisted Living Concepts, Inc.

			18	690		$4,500,000	4,660,000	4,823,200	4,989,664	5,089,457	5,191,246	5,295,071	5,400,973	5,508,992	5,619,172
Master Lease II
Chenowick	Kennewick	WA	1	36	Assisted Living Concepts, Inc.
Lexington	Vancouver	WA	1	44	Assisted Living Concepts, Inc.
Mountainview	Camas	WA	1	36	Assisted Living Concepts, Inc.
Orchard	Grandview	WA	1	36	Assisted Living Concepts, Inc.
Pioneer	Walla Walla	WA	1	36	Assisted Living Concepts, Inc.
Crawford	Kelso	WA	1	40	Assisted Living Concepts, Inc.
Karr	Hoquiam	WA	1	40	Assisted Living Concepts, Inc.
Colonial	Battleground	WA	1	40	Assisted Living Concepts, Inc.
Davis	Bullhead City	AZ	1	40	Assisted Living Concepts, Inc.
Jasmine	Lake Havasu	AZ	1	36	Assisted Living Concepts, Inc.
Linkville	Klamath Falls	OR	1	36	Assisted Living Concepts, Inc.
Sawyer	Eugene	OR	1	47	Assisted Living Concepts, Inc.
Spencer	Newport	OR	1	36	Assisted Living Concepts, Inc.
Jewel	Madison	IN	1	39	Assisted Living Concepts, Inc.
Beardsley	Elkhart	IN	1	39	Assisted Living Concepts, Inc.
Homestead	Beatrice	NE	1	39	Carriage House Assisted Living, Inc.
Mahoney	York	NE	1	39	Carriage House Assisted Living, Inc.
Madison	Norfolk	NE	1	39	Carriage House Assisted Living, Inc.
Saunders	Wahoo	NE	1	39	Carriage House Assisted Living, Inc.

			19	737		4,864,785	5,142,081	5,424,922	5,713,421	5,827,689	5,944,243	6,063,128	6,184,390	6,308,078	6,434,240

Total — LTC			37	1,427		$9,364,785	$9,802,081	$10,248,122	$10,703,085	$10,917,146	$11,135,489	$11,358,199	$11,585,363	$11,817,070	$12,053,412

Exhibit B
Form of Notice of Substitution
13.	Date of Notice:

14.	A check payable to LTC Properties, Inc. in the amount of $10,000 is attached

15.	Location of Property being substituted out of Master Lease (“Substituted Property”):

16.	Location of Property being substituted into the Master Lease (“Substitute Property”):

17.	Anticipated closing date:

18.	Status and list of all required licenses necessary to operate the each of the Substituted Property and the Substitute Property as an assisted living facility under applicable laws:

19.	State the number of assisted living units in each the each of the Substituted Property and the Substitute Property:

20.	For each of the Substituted Property and the Substitute Property, measured as at the close of the fiscal quarter immediately preceding the Notice of Substitution, the EBITDARM for each of the trailing three (3) months and the trailing twenty-four (24) months, respectively, were as follows.

21.	For each of the Substituted Property and the Substitute Property identify all encumbrances, liens, encroachments, recorded building and use restrictions, recorded easements and similar matters of record and unrecorded leases and occupancy agreements. Specify which of the foregoing adversely affect the use, value or operation of property. Provide an accurate title report pertaining to the Substitute Property, which title report shall be updated by Assisted Living Concepts, Inc. to the date of closing.

22.	Confirm that the Substitute Property is in compliance with all state and federal regulations, including all licensing and operating requirements, all state and local building and zoning codes, and other requirements necessary to allow a change of ownership or necessary to operate the Substitute Facility as an assisted living facility;

23.	Confirm that the Substitute Property is in material compliance with all applicable laws, rules or regulations governing the use, handling, storage and disposal of hazardous substances; deliver all Phase I Environmental reports pertaining to the property. (Note: Prior to the closing ALC must deliver a Phase I Environmental report dated no more than six (6) months old evidencing compliance);

24.	With respect to the Substitute Property, provide a report as to the physical and mechanical condition and repair and confirm that the Substitute Property shall not require any capital improvements or repairs in excess of $30,000.

The undersigned is duly authorized to deliver this Notice of Substitution to LTC Properties, Inc. and understands and acknowledges that LTC Properties, Inc. shall rely on the accuracy of the information set forth herein in LTC Properties, Inc.’s efforts to consummate the substitution transaction contemplated hereby and by the applicable provisions of the Master Lease. Assisted Living Concepts, Inc. agrees promptly to inform LTC Properties, Inc. of any errors, omissions and changed circumstances with respect to the information set forth herein. Without limitation to the foregoing, Assisted Living Concepts, Inc. shall update LTC Properties, Inc. with respect to the information set forth in items 6-12 three business days prior to the closing of the substitution contemplated hereby.

ASSISTED LIVING CONCEPTS, INC

By:

Name:

Title:

EXHIBIT C
Fair Market Rent Provisions
For purposes of the Master Leases, Fair Market Rent shall be determined as hereinafter described:
a. If LTC and ALC cannot agree on the Fair Market Rent within thirty (30) days after the date of ALC’s notice of exercise for the third Extended Term, each party shall, by notice to the other, appoint a disinterested and licensed M.A.I. Real Estate Appraiser with at least five years of experience in assisted care properties in the states in which the Leased Properties covered by the relevant Master Lease are located (with the same type of operating license then in effect for the relevant facilities) to determine the Fair Market Rent. If any party should fail to appoint an appraiser within ten (10) days after notice, the appraiser selected by the other party shall determine the Fair Market Rent. In determining the Fair Market Rent, each appraiser shall give appropriate consideration to, among other things, generally applicable minimum rent for tenancies of property comparable to the Leased Properties in the areas in which the Leased Properties are located.
b. If the two appraisers selected pursuant to the foregoing paragraph cannot agree upon the Fair Market Rent within forty-five (45) days, they shall immediately give written notice of such inability (“Notice of Disagreement”) to both LTC and ALC setting forth the Fair Market Rent determinations of each of the appraisers. If the determinations of each of the two appraisers of the Fair Market Rent at the commencement of such third Extended Term differ by less than ten percent (10%) of the lower determination, the Fair Market Rent shall be fixed at an amount equal to the average of the two determinations.
c. If the determinations of each of the two appraisers selected pursuant to Paragraph a. above differ by ten percent (10%) or more of the lower determination with respect to the Fair Market Rent to be paid at the commencement of such third Extended Term, then within thirty (30) days after the giving of the Notice of Disagreement, the two appraisers shall appoint a third disinterested and licensed M.A.I. Real Estate Appraiser with at least 5 years of experience in the states in which the Leased Properties covered by the relevant Master Lease are located (with the same type of operating license then in effect for the relevant facilities). If the parties cannot then agree on the Fair Market Rent, the third appraiser shall determine the Fair Market Rent, and in so doing, shall give appropriate consideration to those items described in Paragraph a. above. The third appraiser shall not select a Fair Market Rent either (a) higher than the highest of the two appraisals made pursuant to Paragraph a. above; or (b) lower than the lowest of the two appraisals made pursuant to Paragraph a. above. If the first two appraisers cannot agree on the selection of a third appraiser within such thirty (30) days, or if the first two appraisers fail to provide a Notice of Disagreement (as stated above in Paragraph b. above), then the Fair Market Rent shall be determined by a third appraiser selected by the American Arbitration Association (or such other organization at LTC’s election) upon application by LTC.
d. During the time before the determination of the Fair Market Rent, ALC shall continue to pay Minimum Rent at the same rate as paid immediately preceding the subject Extended Term; provided, however, that, once the adjusted Fair Market Rent is determined, the Minimum Rent owed by ALC at the adjusted Fair Market Rent rate shall be effective retroactively as of the first day of such Extended Term. If, after the Minimum Rent for the third Extended Term is adjusted and applied retroactively as of the first day of such Extended Term, it is determined that additional Minimum Rent is due LTC, the aggregate amount of any such additional Minimum Rent shall be paid to LTC within thirty (30) days of the determination of the adjusted Fair Market Rent for such Extended Term.
e. Each of the parties shall pay the fees of the appraiser that it selects pursuant to Paragraph a. above, and shall equally share the cost of the third appraiser, if necessary, and shall equally share the cost of arbitration (excluding attorneys’ fees), if necessary.

EXHIBIT D
(Per Section 1.2.5)
ARTICLE XIII
13.1. Property Insurance Requirements. Subject to the provisions of Section 13.6, during the Term, Lessee shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Lessee’s Personal Property, insured with the kinds and amounts of insurance described below and any additional insurance reasonably required by Lessor to protect its interest in the Leased Property. This insurance shall be written by companies authorized to do insurance business in the States in which the Leased Property is located. The policies must name Lessor as an additional insured and/or loss payee, as applicable. Losses shall be payable to Lessor or Lessee as provided in Article XIV. In addition, upon Lessor’s written request, the policies shall name as an additional insured and/or loss payee, as applicable, the holder (“Facility Mortgagee”) of any mortgage, deed of trust or other security agreement and any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXII and expressly including, without limitation, the Existing Encumbrances (a “Facility Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement. Any loss adjustment shall require the written consent of Lessor, Lessee, and each Facility Mortgagee. Evidence of insurance shall be deposited with Lessor and, if requested, with any Facility Mortgagee. If any provision of any Facility Mortgage requires deposits of premiums for insurance to be made with such Facility Mortgagee, Lessee shall either pay to Lessor monthly the amounts required and Lessor shall transfer such amounts to each Facility Mortgagee, or, pursuant to written direction by Lessor, Lessee shall make such deposits directly with such Facility Mortgagee. The policies on the Leased Property, including the Leased Improvements, Fixtures and Lessee’s Personal Property, shall insure against the following risks:
13.1.1 Insurance against loss or damage by fire, casualty and other hazards as now are or subsequently may be covered by an “all risk” policy or a policy covering “special” causes of loss, with such endorsements as Lessor (or a Facility Mortgagee) may from time to time reasonably require and which are customarily required by institutional lenders of similar properties similarly situated, including, without limitation, building ordinance law, lightning, windstorm, civil commotion, hail, riot, strike, water damage, sprinkler leakage, collapse, malicious mischief, explosion, smoke, aircraft, vehicles, vandalism, falling objects and weight of snow, ice or sleet, and covering the Leased Property in an amount equal to 100% of the full insurable replacement value of the Leased Property (exclusive of footings and foundations below the lowest basement floor) without deduction for depreciation. The determination of the replacement cost amount shall be adjusted annually to comply with the requirements of the insurer issuing the coverage or, at Lessor’s (or a Facility Mortgagee’s) election, by reference to such indexes, appraisals or information as Lessor’s (or a Facility Mortgagee’s) determines in its reasonable discretion, and, unless the insurance required by this paragraph shall be effected by blanket and/or umbrella policies in accordance with the requirements of this Lease, the policy shall include inflation guard coverage that ensures that the policy limits will be increased over time to reflect the effect of inflation. Each policy shall, subject to Lessor’s (or a Facility Mortgagee’s) approval, contain (i) a replacement cost endorsement, without deduction for depreciation, (ii) either an agreed amount endorsement or a waiver of any co-insurance provisions, and (iii) an ordinance or law coverage or enforcement endorsement if the Improvements or the use of the Property constitutes any legal nonconforming structures or uses, and shall provide for deductibles in such amounts as Lessor (or a Facility Mortgagee) may permit in its sole discretion.;
13.1.2 If the Leased Property contains steam boilers, steam pipes, steam engines, steam turbines or other high pressure vessels, insurance covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Leased Improvements, in an amount equal to one hundred percent (100%) of the full replacement cost of the Leased Improvements, which policies shall insure against physical damage to and loss of occupancy and use of the Leased Improvements arising out of an accident or breakdown covered thereunder;
13.1.3 Business and rental interruption insurance (i) covering the same perils of loss as are required to be covered by the property insurance required under Section 13.1.1 and 13.1.2 above, (ii) in an amount equal to the projected annual net income from the Leased Property plus carrying costs and extraordinary expenses of the Leased Property for a period of twelve (12) months, based upon Lessee’s reasonable estimate thereof as approved by Lessor (or a Facility Mortgagee), (iii) including either an agreed amount endorsement or a waiver of any co-insurance provisions, so as to prevent Lessee, Lessor and any other insured thereunder from being a co-insurer, and (iv) providing that any covered loss thereunder shall be payable to Lessor;
13.1.4 During the period of any new construction on the Leased Property, a so called “Builder’s All-Risk Completed Value” or “Course of Construction” insurance policy in non-reporting form for any improvements under construction, including, without limitation, for demolition and increased cost of construction or renovation, in an amount equal to 100% of the estimated replacement cost value on the date of completion, including “soft cost” coverage, and Workers’ Compensation Insurance covering all persons engaged in such construction, in an amount at least equal to the minimum required by law. In addition, each contractor and subcontractor shall be required to provide Facility Mortgagee with a certificate of insurance for (i) workers’ compensation insurance covering all persons engaged by such contractor or subcontractor in such construction in an amount at least equal to the minimum required by law, and (ii) general liability insurance showing minimum limits of at least $5,000,000, including coverage for products and completed operations. Each contractor and subcontractor also shall cover Lessee and Lessor (and any Facility Mortgagee) as an additional insured under such liability policy and shall indemnify and hold Lessee and Lessor (and any Facility Mortgagee) harmless from and against any and all claims, damages, liabilities, costs and expenses arising out of, relating to or otherwise in connection with its performance of such construction;
13.1.5. Replacement Cost. The term “full replacement cost” as used herein, shall mean the actual replacement cost of the Leased Property requiring replacement from time to time including an increased cost of construction endorsement, less exclusions provided in the standard form of fire insurance policy. In the event either party believes that full replacement cost (the then replacement cost less such exclusions) has increased or decreased at any time during the Term, it shall have the right to have such full replacement cost redetermined;

13.1.6. Additional Insurance. In addition to the insurance described above, Lessee shall maintain such additional insurance as may be reasonably required from time to time by Lessor or any Facility Mortgagee; and
13.1.7. Waiver of Subrogation. All insurance policies carried by either party covering any part of the Leased Property, the Fixtures, the Facilities, or Lessee’s Personal Property including without limitation, contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. The parties hereto agree that their policies will include such waiver clause or endorsement so long as the same are obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may pay the same, but shall not be obligated to do so.
13.2. Other Insurance Requirements. Subject to the provisions of Section 13.6, during the Term, Lessee shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Lessee’s Personal Property, insured with the kinds and amounts of insurance described below.
13.2.1. Commercial general liability insurance under a policy containing “Comprehensive General Liability Form” of coverage (or a comparably worded form of coverage) and the “Broad Form CGL” endorsement (or a policy which otherwise incorporates the language of such endorsement), which policy shall include, without limitation, coverage against claims for personal injury, bodily injury, death and property damage liability without respect to the Leased Property and the operations related thereto, whether on or off the Leased Property, and the following coverages: Employee as Additional Insured, Product Liability/Completed Operations; Broad Form Contractual Liability, Independent Contractor, Personal Injury and Advertising Injury Protection, Medical Payment (with a minimum limit of $5,000 per person), Broad Form Cross Suits Liability Endorsement, where applicable, hired and non-owned automobile coverage (including rented and leased vehicles), and, if any alcoholic beverages shall be sold, manufactured or distributed in the Leased Property, liquor liability coverage, all of which shall be in such amounts as Lessor may from time to time reasonably require, but not less than One Million Dollars ($1,000,000) per occurrence, Three Million Dollars ($3,000,000) per Facility, and a policy aggregate limit of Ten Million Dollars ($10,000,000). If such policy shall cover more than one Facility, such limits shall apply on a “per location” basis, subject to the policy aggregate limit of Ten Million Dollars ($10,000,000). Such liability policy shall delete the contractual exclusion under the personal injury coverage, if possible, and if available, shall include the following endorsements: Notice of Accident, Knowledge of Occurrence, and Unintentional Error and Omission;
13.2.2 Professional liability insurance coverage in an amount equal to not less than One Million Dollars ($1,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate;
13.2.3 Flood insurance in an amount equal to the full insurable value of the Leased Property or the maximum amount available, whichever is less, if the Leased Property is located in an area designated by the Secretary of Housing and Urban Development or the Federal Emergency Management Agency as having special flood hazards; and

13.2.4 Workers’ compensation insurance (including self-insurance and Texas non-subscription coverage) and/or other similar insurance which may be required by governmental authorities or applicable legal requirements in an amount at least equal to the minimum required by law, and employer’s liability insurance with a limit of One Hundred Thousand Dollars ($100,000) per accident and per disease per employee, and Five Hundred Thousand Dollars ($500,000) in the aggregate for disease arising in connection with the operation of the Leased Property.
13.2.5 Additional Insurance. In addition to the insurance described above, Lessee shall maintain such additional insurance as may be reasonably required from time to time by Lessor or any Facility Mortgagee and shall further at all times maintain, to the extent required by applicable law, worker’s compensation insurance coverage (including self-insurance and Texas non-subscription coverage) for all persons employed by Lessee (or its agent or operator) on the Leased Property; and
13.3. Form Satisfactory, etc. All of the policies of insurance referred to in this Article XIII shall be written in a form reasonably satisfactory to Lessor and by insurance companies reasonably satisfactory to Lessor (and, as applicable, any Facility Mortgagee). Subject to the foregoing, Lessor agrees that it will not unreasonably withhold or delay its approval as to the form of the policies of insurance or as to the insurance companies selected by Lessee. Lessee shall pay all of the premiums therefor, and deliver such policies or certificates thereof to Lessor prior to their effective date (and, with respect to any renewal policy, prior to the expiration of the existing policy), and in the event of the failure of Lessee either to effect such insurance as herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessor at the times required, Lessor shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, which premiums shall be repayable by Lessee to Lessor upon written demand therefor, and failure to repay the same shall constitute an Event of Default within the meaning of Section 16.1. Each insurer mentioned in this Article XIII shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Lessor, that it will give to Lessor (and to any Facility Mortgagee, if required by the same) thirty (30) days’ written notice before the policy or policies in questions shall be altered, allowed to expire or canceled.
13.4. Increase in Limits. In the event that a Facility Mortgagee shall at any time reasonably determine the limits of the personal injury or property damage, or public liability insurance then carried to be insufficient, Lessee shall thereafter carry the insurance with increased limits until further change pursuant to the provisions of this Section; provided that if Lessor desires to increase the limits of insurance, and such is not pursuant to the request of a Facility Mortgagee, then Lessor may not demand an increase in limits above the limits generally consistent with the requirements of owners of long term care properties in the state in which the applicable Facility is located.
13.5. Blanket Policy. Notwithstanding anything to the contrary contained in this Article XIII, Lessee’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee; provided, however, that the coverage afforded Lessor will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article XIII shall be met in any such blanket policy.
13.6. No Separate Insurance. Lessee shall not on Lessee’s own initiative or pursuant to the request or requirement of any third party take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article, to be furnished or which may reasonably be required to be furnished, by Lessee or increase the amount of any then existing insurance by securing any additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Facility Mortgagees are included therein as additional insureds, and the loss is payable under said insurance in the same manner as losses are payable under the Lease. Lessee shall immediately notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amount of the then existing insurance.
13.7. Continuous Coverage. Prior to the Commencement Date, Lessee was the tenant and operator of the Leased Property, and prior to that, Lessee was the owner and operator of the Leased Property. Therefore, Lessee already has in place insurance with respect to the Leased Property. Lessee shall assure that there is no gap in the insurance coverage provided in connection with the Leased Property at or after the Commencement Date, and therefore, the insurance provided by Lessee shall be continuous, with the types and amounts of coverage, described herein to be applicable on the Commencement Date. To the extent there is not full, complete and continuous coverage for all issues, no matter when arising, claimed or occurring, Lessee shall, at its sole cost, obtain such insurance.
ARTICLE XIV
     14.1. Insurance Proceeds. All proceeds payable by reason of any loss of or damage to the Leased Property, or any portion thereof, which is insured under any policy of insurance required by Article XIII of the Lease shall be paid to Lessee. Such amounts shall be applied to the reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, unless Lessee exercises its right of substitution under Section ___. The funds shall be disbursed based upon work performed. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property shall go to Lessee. All salvage resulting from any risk covered by insurance shall belong to Lessor except that any salvage relating to Lessee’s Personal Property shall belong to Lessee.
     14.2. Reconstruction in the Event of Damage or Destruction Covered by Insurance Proceeds. Subject to Lessee’s right of substitution, as provided by Section ___, if during the Term, the Leased Property is totally or partially destroyed by a risk covered by the insurance described in Article XIII and whether or not any Facility thereby is rendered Unsuitable for its Primary Intended Use, Lessee shall restore the Leased Property to substantially the same condition as existed immediately before the damage or destruction. Lessee shall be entitled to the insurance proceeds for the purpose of such repair and restoration.
     14.3 Reconstruction in the Event of Damage or Destruction Not Covered bv Insurance. Subject to Lessee’s right of substitution, as provided by Section ___, if during the Term, the Leased Property is damaged or destroyed irrespective of the extent of the damage from a risk not fully covered by the insurance described in Article XIII, whether or not such damage renders any portion of the Leased Property Unsuitable for Its Primary Intended Use,

Lessee shall restore the damaged Leased Property to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease nor result in any reduction in Rent (including without limitation Minimum Rent).
     14.4. Lessee’s Property. All insurance proceeds payable by reason of any loss of or damage to any of Lessee’s Personal Property shall be paid to Lessee. Lessee shall hold such insurance proceeds in trust to pay the cost of repairing or replacing damaged Lessee’s Personal Property, unless Lessee exercises its right of substitution under Section ___.
     14.5. Restoration of Lessee’s Property. Without limiting Lessee’s obligation to restore the Leased Property as provided in Sections 14.2 and 14.3, Lessee shall also restore all alterations and improvements made by Lessee, including Lessee’s Personal Property but only to the extent that Lessee’s Personal Property is necessary to the operation of the Leased Property for its Primary Intended Use in accordance with applicable Legal Requirements.
     14.6. No Abatement of Rent. This Lease shall remain in full force and effect and Lessee’s obligation to make rental payments and to pay all other charges required by this Lease shall not be abated during the pendency of repair or restoration.